Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

by and among

Lombard Medical, Inc.,
Delta Merger Sub, Inc.
Altura Medical, Inc.,
certain Stockholders of Altura Medical, Inc.,
and
Shareholder Representative Services LLC, as Stockholders’ Representative

dated as of

July 30, 2015

i

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES
Exhibit A                          Certain Definitions
Exhibit B                          Joinder
Exhibit C                          Certificate of Merger
Exhibit D                          Lock-Up Agreement
Exhibit E                          Stockholder Certificate
Exhibit F                          Escrow Agreement
Exhibit G                          Exchange Agreement
Disclosure Schedule
v

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 30, 2015, by and among Lombard Medical, Inc., a Cayman Islands exempted company with limited liability (“Parent”), Delta Merger Sub, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Parent (“Merger Sub”), Altura Medical, Inc., a Delaware corporation (the “Company”), each Participating Stockholder, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Participating Stockholders and the Carve-Out Plan Participants (the “Stockholders’ Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.
RECITALS
A.            The board of directors of each of Parent and Merger Sub has approved and authorized (i) the merger of Merger Sub with and into the Company (the “Merger”), (ii) the other transactions contemplated by this Agreement (the “Other Transactions” and, collectively with the Merger, the “Transactions”), and (iii) the Transaction Documents, in each case, on the terms and subject to the conditions set forth in the Transaction Documents; and the board of directors of Merger Sub has recommended that, Parent in its capacity as the sole stockholder of Merger Sub, adopt this Agreement (collectively, the “Parent and Merger Sub Board Approval”).
B.            The board of directors of the Company has (i) approved and authorized (A) the Merger, (B) the Other Transactions, and (C) the Transaction Documents, in each case, on the terms and subject to the conditions set forth in the Transaction Documents; and (ii) recommended that the Company Stockholders adopt this Agreement (the “Company Board Approval”).
C.            Following the Parent and Merger Sub Board Approval, Parent, in its capacity as the sole stockholder of Merger Sub, adopted this Agreement conditioned upon the execution of this Agreement by Merger Sub (the “Merger Sub Stockholder Consent”).
D.            Following the Company Board Approval, (i) Company Stockholders holding at least a majority of the then outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) and (ii) Company Stockholders holding at least a majority of the then outstanding shares of Company Preferred Stock (voting together as a separate class on an as-converted to Common Stock basis) adopted this Agreement conditioned upon the execution of this Agreement by the Company pursuant to a written consent (the “Company Stockholder Consent”).
E.            In addition to paying, pursuant to Article II as consideration for their shares of Company Preferred Stock, the Merger Consideration to Company Preferred Stockholders, Parent also will pay, pursuant to Section 2.10 as consideration for the indemnification obligations set forth in Article VII, the Indemnification Consideration to each Company Preferred Stockholder who executes and delivers a joinder to this Agreement in substantially the form of Exhibit B attached hereto (a “Joinder”) (each, a “Participating Stockholder”).

F.                          Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
Now Therefore, in consideration of the respective covenants, agreements, representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I
Description of Transaction
Section 1.1                              The Merger. At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company in a transaction intended to be treated as a taxable purchase and sale of the Company Capital Stock for federal and applicable state, local or foreign income Tax purposes. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned Subsidiary of Parent.
Section 1.2                              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.3                              Closing. The consummation of the Transactions (“Closing”) shall take place at the offices of Barnes & Thornburg LLP, 225 S. Sixth Street, Suite 2800, Minneapolis, Minnesota 55402-4662, as of 9:00 A.M. (Pacific Time) as of the date of this Agreement (the “Closing Date”).
Section 1.4                              Effective Time of the Merger. Contemporaneously with Closing, a certificate of merger conforming to the requirements of the DGCL and in the form of Exhibit C attached hereto (the “Certificate of Merger”) shall be duly executed by the Company and shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).
Section 1.5                          Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)            Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

(b)                          Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
Section 1.6                          Directors and Officers of the Surviving Corporation.
(a)            Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified or their earlier resignation or removal.
(b)            Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of the Surviving Corporation from and after the Effective Time shall be: Simon Hubbert, who shall serve as President of the Surviving Corporation; and William J. Kullback, who shall serve as Secretary and Treasurer of the Surviving Corporation. Each of the foregoing officers of the Surviving Corporation shall hold office in accordance with the bylaws of the Surviving Corporation until their successors are duly appointed or their earlier resignation or removal.
ARTICLE II
Effect of the Merger on the Capital Stock of the Constituent Corporations
Section 2.1                          Effect of the Merger on the Capital Stock of the Constituent Corporations.
(a)            Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate representing shares of Merger Sub Common Stock shall thereupon evidence ownership of such shares of capital stock of the Company as the Surviving Corporation.
(b)            Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, the shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time (other than any Parent Held Securities and Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, their respective Pro Rata Percentages of the Closing Merger Consideration and the Contingent Payments (if any) (collectively, the “Merger Consideration”).
(c)            Parent-Owned Securities. Notwithstanding anything to the contrary in this Agreement, each security of the Company, including all shares of Company Common

Stock and Company Preferred Stock and any Company Options, Company Warrants or other rights exercisable or convertible therefor, that was originally issued to or is held by Parent or any direct or indirect Subsidiary of Parent immediately prior to the Effective Time (the “Parent Held Securities”) shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.
(d)            Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.1, Dissenting Shares shall be treated in accordance with Section 2.9.
(e)            Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, the shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than any Parent Held Securities and Dissenting Shares) shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.
Section 2.2                          Transactions to be Effected at the Effective Time.
(a)            At Closing, Parent shall:
(i)            deliver to the Exchange Agent an amount equal to the Closing Merger Amount, payable, as calculated in accordance with the Closing Spreadsheet, in (A) certificates or, at Parent’s option, evidence of shares in book entry form representing fully paid and nonassessable Parent Ordinary Shares (“Parent Stock Certificates”) of an amount determined using a price per share equal to the greater of (1) the volume-weighted average per share closing price of the Parent Ordinary Shares on the NASDAQ Global Market for the 20 consecutive trading days ending on the trading day immediately preceding the Closing Date (the “Parent Closing Share Price”) or (2) $4.00 (the “Closing Merger Shares”); and (B) cash in an amount sufficient to make payments required by Section 2.7 for fractional Parent Ordinary Shares (together with any dividends or distributions with respect to the Closing Merger Shares with a record date after the Effective Time and any interest or earnings on such cash, the “Closing Merger Consideration”);
(ii)            deliver to the Escrow Agent an amount equal to the Escrow Amount, payable, as calculated in accordance with the Closing Spreadsheet, in (A) Parent Stock Certificates representing an amount of fully paid and nonassessable Parent Ordinary Shares determined using a price per share equal to the greater of (1) the Parent Closing Share Price and (2) $4.00 (the “Escrow Shares”); and (B) cash in an amount sufficient to make payments required by Section 2.7 for fractional Parent Ordinary Shares (together with any dividends or distributions with respect to the Escrow Shares with a record date after the Effective Time and any interest or earnings on such cash, the “Escrow Fund”), to be held and distributed by the Escrow Agent pursuant to the Escrow Agreement;
(iii)            deliver to the Stockholders’ Representative a copy of the Lock-Up Agreement, in substantially the form of Exhibit D attached hereto (the “Lock-Up Agreement”), pursuant to which, among other things, the Participating Stockholders will agree to abide by certain restrictions upon the transfer of Parent Ordinary Shares to be acquired by the Participating Stockholders upon Closing;
(iv)            deliver to the Stockholders’ Representative copies of the other Transaction Documents to which Parent, Merger Sub, the Escrow Agent, or the Exchange Agent are a party, executed by Parent, Merger Sub, the Escrow Agent, or the Exchange Agent, as applicable;
(v)            discharge or cause to be discharged, by payment directly to Silicon Valley Bank, all amounts due under the Loan and Security Agreement, dated as of July 10, 2013, by and between Silicon Valley Bank and the Company, as amended, as of the close of business the date immediately preceding the Closing Date, including all associated fees and expenses related to payoff (the “Closing Date SVB Debt”); provided, however, that in no event shall Parent be obligated hereunder to discharge the Closing Date SVB Debt to the extent that the Closing Date SVB Debt exceeds $5,500,000;
(vi)            pay, by wire transfer of immediately available funds or, for Company accounts payable and other liabilities arising in the ordinary course of business, undertake to pay when due, all:
(A)            legal fees, costs and expenses that are incurred by or for the benefit of the Company in connection with the Transactions as shown on the Final Expenses Certificate (“Closing Date Legal Expenses”) due and owing as of the Closing; and
(B)            fees, costs and expenses, excluding Legal Expenses, but including (i) accounting fees, (ii) up to $850,000 in amounts payable to Canaccord Genuity, Inc. (“Canaccord”) under the letter agreement, dated April 13, 2015, between the Company and Canaccord (the “Canaccord Agreement”) and (iii) due diligence-related expenses that are incurred by or for the benefit of the Company in connection with the Transactions (“Closing Date Company Transaction Expenses” and, collectively with the Closing Date Legal Expenses, the “Closing Date Company Transaction and Legal Expenses”) as shown on the Final Expenses Certificate;
provided, however, that in no event shall Parent be obligated hereunder to pay the Closing Date Company Transaction and Legal Expenses to the extent that the sum of:
(C)             the Closing Date Company Transaction and Legal Expenses; plus
(D)            the Company’s accounts payable, accrued Taxes and accrued expenses (including amounts due under any severance, stay or retention bonuses, including the Closing Retention Bonus Payments, and any amounts payable under the Employment Severance Agreement, dated as of July 2, 2012, by and between G. Ray Martin and the Company (the “Martin Severance Agreement”), or under the Employment Severance Agreement, dated as of May 15, 2015, by and between Karun Naga and the Company (the “Naga Severance Agreement”), deferred Tax liabilities and long term debt, as of the close of business on the date immediately preceding the Closing Date, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s financial statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end (the “Assumed Company Closing Date Liabilities”);
exceeds $2,500,000 (the “Assumed Company Closing Date Liabilities Cap”); provided, however, that liabilities of the Company under the Naga Severance Agreement do not count toward the Assumed Company Closing Date Liabilities Cap to the extent that such liabilities would cause the Assumed Company Closing Date Liabilities to exceed the Assumed Company Closing Date Liabilities Cap; and
(vii)            deposit $200,000 in cash (the “Administrative Expense Payment”) in the Administrative Expense Account as contemplated by Section 8.1(g).
(b)            At Closing, the Company shall deliver to Parent:
(i)            a certified copy of the Company Stockholder Consent, together with a certification that notice has been given to any Company Stockholder who has not executed a written consent to the taking of such action in accordance with Section 228(e) of the DGCL and of appraisal rights pursuant to Section 262 of the DGCL;
(ii)            a certified copy of the Company Board Approval;
(iii)            a spreadsheet (the “Closing Spreadsheet”) which shall set forth the following information as of the Closing Date: (A) the name of each Company Preferred Stockholder and each Carve-Out Plan Participant; (B) the number and series of Company Preferred Stock owned by each Company Preferred Stockholder; (C) the Closing Merger Consideration to be received by each Company Preferred Stockholder and Carve-Out Plan Participant; (D) the Indemnification Consideration to be received by each Company Preferred Stockholder and Carve-Out Plan Participant (assuming each Company Preferred Stockholder becomes a Participating Stockholder and the Escrow Amount is fully released to Participating Stockholders); (E) the Pro Rata Percentages; (F) the Participating Stockholders’ Pro Rata Percentages; and (G) the amount of cash each such Company Stockholder is entitled to receive in lieu of fractional shares pursuant to Section 2.7;
(iv)            copies of the Transaction Documents to which the Company Stockholders and the Company are a party, executed by the Company Stockholders and the Company, as applicable;
(v)            the Audited 2014 Company Financial Statements;
(vi)            a side letter agreement between the Participating Stockholders and Canaccord by which the Participating Stockholders assume the Company’s liability under the Canaccord Agreement in excess of $850,000;
(vii)            evidence satisfactory to Parent of the termination of the European Logistics and Customer Service Agreement dated January 22, 2015, by and between Altura and Healthlink Europe, B.V.;

(viii)                                        a certificate of the Company, certified by an officer of the Company, setting forth all Closing Date SVB Debt;
(ix)            a certificate of the Company, certified by an officer of the Company, setting forth all Closing Date Company Transaction and Legal Expenses (the “Final Expenses Certificate”), and pay-off letters or final invoices with respect thereto;
(x)            the Estimated Assumed Company Closing Date Liabilities Certificate;
(xi)            a long-form Certificate of Good Standing from the Secretary of State of the State of Delaware which is dated within five Business Days prior to Closing with respect to the Company;
(xii)            a certificate of good standing from the applicable Governmental Authority in each jurisdiction where it is required to be qualified to do business, all of which are dated within five Business Days prior to Closing; and
(xiii)            duly executed copies of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Encumbrances set forth in Section 3.5(b) of the Disclosure Schedule.
Section 2.3                          Post-Closing Adjustment.
(a)            The Company has, at least three days prior to Closing, delivered (or caused to be delivered) to Parent an estimated balance sheet of the Company as of the Closing Date (without giving effect to the Transactions), a calculation of estimated Assumed Company Closing Date Liabilities (the “Estimated Assumed Company Closing Date Liabilities”), and a certificate of an officer of the Company stating the Estimated Assumed Company Closing Date Liabilities and that the Estimated Assumed Company Closing Date Liabilities were calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Estimated Assumed Company Closing Date Liabilities were being prepared and audited as of a fiscal year end (the “Estimated Assumed Company Closing Date Liabilities Certificate”).
(b)            Within 60 days after the Closing Date, Parent shall prepare and deliver to the Stockholders’ Representative a statement setting forth its calculation of Assumed Company Closing Date Liabilities and the Closing Date Company Transaction and Legal Expenses, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the Transactions), a calculation of Assumed Company Closing Date Liabilities and Closing Date Company Transaction and Legal Expenses, and a certificate of the Chief Financial Officer of Parent that the Assumed Company Closing Date Liabilities were calculated in accordance with GAAP (the “Assumed Company Closing Date Liabilities Certificate”).

(c)                          The “Post-Closing Adjustment” shall be an amount equal to the sum of: (i) the amount, if any, by which the Assumed Company Closing Date Liabilities exceed the Estimated Assumed Company Closing Date Liabilities; plus (ii) the amount, if any, by which the Closing Date Company Transaction and Legal Expenses exceed the amount of Closing Date Company Transaction and Legal Expenses set forth on the Final Expenses Certificate; if the sum of (A) the Assumed Company Closing Date Liabilities, plus (B) the Closing Date Company Transaction and Legal Expenses, exceeds $2,500,000. Any Post-Closing Adjustment shall first be offset by Parent against the Escrow Fund before being subject to the indemnification obligations under Article VII.
(d)            After receipt of the Assumed Company Closing Date Liabilities Certificate, the Stockholders’ Representative shall have 30 days (the “Review Period”) to review the Assumed Company Closing Date Liabilities Certificate. During the Review Period, the Stockholders’ Representative and the Stockholders’ Representative’s accountants shall have full access during normal business hours, upon written request, to the books and records of the Company, the personnel of, and work papers prepared by, Parent or Parent’s accountants to the extent that they relate to the Assumed Company Closing Date Liabilities Certificate, and to such historical financial information (to the extent in Parent’s possession) relating to the Assumed Company Closing Date Liabilities Certificate as the Stockholders’ Representative may reasonably request in writing for the purpose of reviewing the Assumed Company Closing Date Liabilities Certificate and to prepare a Statement of Objections; provided that such access shall be in a manner that does not materially interfere with the normal business operations of Parent or the Company.
(e)            On or prior to the last day of the Review Period, the Stockholders’ Representative may object to the Assumed Company Closing Date Liabilities Certificate by delivering to Parent a written statement setting forth the Stockholders’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Stockholders’ Representative’s disagreement therewith (the “Statement of Objections”). If the Stockholders’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Assumed Company Closing Date Liabilities Certificate and the Post-Closing Adjustment shall be deemed to have been accepted by the Stockholders’ Representative. If the Stockholders’ Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholders’ Representative shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections, and, if such objections are so resolved within such 15-day period, the Post-Closing Adjustment and the Assumed Company Closing Date Liabilities Certificate with such changes as may have been previously agreed in writing by Parent and the Stockholders’ Representative shall be final and binding. If Parent and the Stockholders’ Representative are unable to resolve all of such objections within the 15-day period, they will promptly refer any matters still in dispute for resolution as provided in Section 2.5.
Section 2.4                          Contingent Payments. Parent shall pay to the Company Preferred Stockholders and the Carve-Out Plan Participants, as additional consideration in connection with the Merger, the contingent payments set forth in this Section 2.4 (each a “Contingent Payment” and collectively, the “Contingent Payments”), if at all, in the manner set forth below, provided that such milestones are achieved prior to December 31, 2030 (the “Earn-Out Deadline”).

(a)                          Revenue Milestone Contingent Payment.
(i)            In the event that a trailing 12-month Revenue of $10,000,000 (the “Revenue Milestone”) is achieved, Parent shall deposit with the Exchange Agent, and into the Merger Consideration Exchange Fund, an amount equal to $15,000,000, payable in the sole discretion of Parent in (i) cash, (ii) such number of fully paid and nonassessable Parent Ordinary Shares equal to the fraction (A) having a numerator equal to $15,000,000, and (B) having a denominator equal to the Parent Closing Share Price, or (iii) cash and such number of fully paid and nonassessable Parent Ordinary Shares equal to the fraction (A) having a numerator equal to $15,000,000, minus the amount of cash paid by Parent pursuant to this Section 2.4(a), and (B) having a denominator equal to the Parent Closing Share Price (the “Revenue Milestone Contingent Payment”), to be distributed to the Company Preferred Stockholders and the Carve-Out Plan Participants in accordance with their respective Pro Rata Percentages.
(ii)            Beginning with the calendar quarter in which Closing occurs and for each calendar quarter thereafter until the calendar quarter in which the Revenue Milestone is achieved, Parent shall submit to the Stockholders’ Representative a statement of the amount of Revenue during such calendar quarter (each, a “Quarterly Revenue Statement”) within 15 days following the last day of the previous calendar quarter.
(iii)            Within 15 days after the achievement of the Revenue Milestone, Parent shall deliver to the Stockholders’ Representative a certificate, duly executed by the President or Chief Executive Officer of Parent, explicitly stating the achievement of the Revenue Milestone (the “Revenue Milestone Certificate”). Within five days following Parent’s delivery to the Stockholders’ Representative of the Revenue Milestone Certificate (but in no event later than 20 days following the achievement of the Revenue Milestone), Parent shall make the Revenue Milestone Contingent Payment in accordance with Section 2.4(a). Parent’s calculation of Revenue in each Quarterly Revenue Statement will become final, conclusive and binding on the Parties unless, within 15 days of receipt of the respective Quarterly Revenue Statement, the Stockholders’ Representative delivers to Parent a Statement of Objections. If the Stockholders’ Representative delivers a Statement of Objections, Parent and the Stockholders’ Representative shall negotiate in good faith to resolve such objections within 15 days after delivery of the Statement of Objections, and, if such objections are so resolved within such 15-day period, the Quarterly Revenue Statement and calculation of Revenue therein with such changes as may have been previously agreed in writing by Parent and the Stockholders’ Representative, shall be final and binding. If Parent and the Stockholders’ Representative are unable to resolve all of such objections within the 15-day time period, the Parties will promptly refer any matters still in dispute for resolution as provided in Section 2.5.
(iv)            Parent shall keep complete and accurate records pertaining to Revenue in any calendar year for a period beginning upon the date hereof and ending with the achievement of the Revenue Milestone, and in sufficient detail to permit the Stockholders’ Representative to confirm the accuracy of the Quarterly Revenue Statements. Such records shall be maintained in accordance with Parent’s customary practice.
(v)            During the period beginning upon the date hereof and ending with the achievement of the Revenue Milestone, at the request and expense (except as provided in Section 2.4(a)(vi)) of the Stockholders’ Representative, Parent shall permit Representatives designated by the Stockholders’ Representative, during normal business hours and upon reasonable written notice, to examine the records for all Revenue during such calendar year, as required to be retained by Parent in accordance with Section 2.4(a)(iv), in order to: (i) determine the correctness of any statement or report made under this Section 2.4(a); (ii) obtain information as to Revenue for any calendar quarter in the case of Parent’s failure to report such information as required pursuant to this Section 2.4(a); or (iii) determine Parent’s compliance with this Section 2.4(a).
(vi)            The Stockholders’ Representative shall bear the full cost of the performance of any audit requested pursuant to Section 2.4(a)(v); provided, however, that if Revenue for the specific period under audit was underreported by more than 5%, then Parent shall reimburse the Stockholders’ Representative for all reasonable costs and expenses related to the audit.
(vii)            The Company Preferred Stockholders and Carve-Out Plan Participants shall bear the risk of decline of the value of the U.S. Dollar against currencies used with respect to Revenue earned from sales outside of the United States.
(b)            Regulatory Milestone Contingent Payment.
(i)            In the event that an Altura Product receives approval to be marketed and sold in the United States from the FDA prior to the Earn-Out Deadline (the “Regulatory Milestones”), within 15 days after the achievement of each Regulatory Milestone, Parent shall deliver to the Stockholders’ Representative a certificate, duly executed by the President or Chief Executive Officer of Parent, explicitly stating the achievement of the Regulatory Milestone (the “Regulatory Milestone Certificate”), and within five days following Parent’s delivery to the Stockholders’ Representative of the Regulatory Milestone Certificate (but in no event later than 20 days following the achievement of the Regulatory Milestone), Parent shall deposit with the Exchange Agent, and into the Merger Consideration Exchange Fund, the applicable partial Regulatory Milestone Payments, payable in the sole discretion of Parent in (i) cash, (ii) such number of fully paid and nonassessable Parent Ordinary Shares equal to the fraction (a) having a numerator equal to the amount of the applicable Regulatory Milestone Payment, and (b) having a denominator equal to the Parent Closing Share Price, or (iii) cash and such number of fully paid and nonassessable Parent Ordinary Shares equal to the fraction (a) having a numerator equal to the applicable Regulatory Milestone Payment, less the amount of cash paid by Parent pursuant to this Section 2.4(b), and (b) having a denominator equal to the Parent Closing Share Price (the “Regulatory Milestone Contingent Payment”), payable to the Company Preferred Stockholders and Carve-Out Plan Participants in accordance with the Pro Rata Percentages.
(ii)            Within 30 days following the end of each calendar year until the Regulatory Milestone has been achieved, Parent shall, or shall cause the Company to, deliver to the Stockholders’ Representative a written report summarizing the progress made during the prior year toward achieving the Regulatory Milestone.

(c)            Full Acceleration upon Qualifying Change of Control. Notwithstanding anything to the contrary herein, if:
(i)            a Change of Control occurs prior to the Earn-Out Deadline and:
(A)            each Parent Ordinary Share is valued in such Change of Control at an amount equal to or greater than $11 per share, as adjusted for stock dividends, splits and reclassifications; or
(B)            as of or at any time preceding such Change of Control trailing 6-month Revenue in territories where, as of Closing, the Company has recorded at least 6 months of Revenues (“Qualifying Territories”), is at least 100% of Aorfix AAA product revenue during such 6-month period in the Qualifying Territories (in the case of either clause (A) or clause (B), a “Qualifying Change of Control”);
(ii)            either the Revenue Milestone Payment or Regulatory Milestone Payment or both of them have not been made prior to such Qualifying Change of Control, and
(iii)            the Altura Technology has not been Abandoned prior to such Qualifying Change of Control;
then within 15 days after such Qualifying Change of Control, Parent shall deliver to the Stockholders’ Representative a certificate, duly executed by the President or Chief Executive Officer of Parent, explicitly stating that such Qualifying Change of Control has occurred (the “Qualifying Change of Control Certificate”), and within five days following Parent’s delivery to the Stockholders’ Representative of the Qualifying Change of Control Certificate (but in no event later than 20 days following the occurrence of such Qualifying Change of Control), Parent shall deposit with the Exchange Agent, and into the Merger Consideration Exchange Fund, the Revenue Milestone Payment or the Regulatory Milestone Payment, or both, as applicable, payable to the Company Preferred Stockholders and Carve-Out Plan Participants in accordance with the Pro Rata Percentages.
(d)            Partial Acceleration upon Non-Qualifying Change of Control.
(i)            Notwithstanding anything to the contrary herein, if (i) a Change of Control other than a Qualifying Change of Control (a “Non-Qualifying Change of Control”) occurs prior to the Earn-Out Deadline, (ii) either the Revenue Milestone Payment or Regulatory Milestone Payment or both of them have not been made prior to such Non-Qualifying Change of Control, and (iii) the Altura Technology has not been Abandoned prior to such Non-Qualifying Change of Control, then within 15 days after such Non-Qualifying Change of Control, Parent shall deliver to the Stockholders’ Representative a certificate, duly executed by the President or Chief Executive Officer of Parent, explicitly stating that such Non-Qualifying Change of Control has occurred (the “Non-Qualifying Change of Control Certificate”).
(ii)            Within five days following Parent’s delivery to the Stockholders’ Representative of the Non-Qualifying Change of Control Certificate (but in no event later than 20 days following the occurrence of such Non-Qualifying Change of Control), Parent shall deposit with the Exchange Agent, and into the Merger Consideration Exchange

Fund, the Partial Revenue Milestone Payment or the Partial Regulatory Milestone Payment with respect to each Partial Regulatory Milestone that has been achieved prior to such Non-Qualifying Change of Control, as applicable, payable to the Company Preferred Stockholders and Carve-Out Plan Participants in accordance with their Pro Rata Percentages.
(iii)            If, following such deposit (if any) of the Partial Revenue Milestone Payment, the Revenue Milestone is achieved, within 15 days after the achievement of the Regulatory Milestone, Parent shall deliver to the Stockholders’ Representative the Revenue Milestone Certificate, and within five days following Parent’s delivery to the Stockholders’ Representative of the Revenue Milestone Certificate (but in no event later than 20 days following the achievement of the Revenue Milestone), Parent shall deposit with the Exchange Agent, and into the Merger Consideration Exchange Fund, an amount in cash equal to the difference of (A) the Revenue Milestone Payment minus (B) the Partial Revenue Milestone Payment, payable to the Company Preferred Stockholders and Carve-Out Plan Participants in accordance with their Pro Rata Percentages.
(iv)            If, following such deposit (if any) of any Partial Regulatory Milestone Payment, any other Partial Regulatory Milestone is achieved, within 15 days after the achievement of such Partial Regulatory Milestone, Parent shall deliver to the Stockholders’ Representative a certificate, duly executed by the President or Chief Executive Officer of Parent, explicitly stating the achievement of such Partial Regulatory Milestone (the “Partial Regulatory Milestone Certificate”), and within five days following Parent’s delivery to the Stockholders’ Representative of any Partial Regulatory Milestone Certificate (but in no event later than 20 days following the achievement of the applicable Partial Regulatory Milestone), Parent shall deposit with the Exchange Agent, and into the Merger Consideration Exchange Fund, an amount in cash equal to the applicable Partial Regulatory Milestone Payment.
(e)            Full Acceleration upon Subsequent Event. Notwithstanding anything to the contrary herein, if (i) a Subsequent Event occurs prior to the Earn-Out Deadline, (ii) either the Revenue Milestone Payment or Regulatory Milestone Payment or both of them have not been made prior to such Subsequent Event, and (iii) the Altura Technology has not been Abandoned prior to such Subsequent Event, then within 15 days after such Subsequent Event, Parent shall deliver to the Stockholders’ Representative a certificate, duly executed by the President or Chief Executive Officer of Parent, explicitly stating that such Subsequent Event has occurred (the “Subsequent Event Certificate”), and within five days following Parent’s delivery to the Stockholders’ Representative of the Subsequent Event Certificate (but in no event later than 20 days following the occurrence of such Subsequent Event), Parent shall deposit with the Exchange Agent, and into the Merger Consideration Fund, the Revenue Milestone Payment or the Regulatory Milestone Payment, or both, as applicable, payable to the Company Preferred Stockholders and the Carve-Out Plan Participants in accordance with their Pro Rata Percentages.
(f)            Diligence Efforts. Prior to a Change of Control, Parent and the Company shall use Commercially Reasonable Efforts to achieve the Revenue Milestone and the Regulatory Milestone. From and after a Change of Control, Parent, the Company, and any acquirer of Parent or the Company shall use Commercially Reasonable Best Efforts to achieve the Revenue Milestone and any remaining Partial Regulatory Milestones.

(g)                          Assignability. Each Company Preferred Stockholder and each Carve-Out Plan Participant may assign his, her, or its right to receive Contingent Payments pursuant to this Section 2.4 to any other Person (including by operation of Law or by will); provided, that if Parent, based on the advice of legal counsel, reasonably determines that an assignment of such right would render unavailable the exemption from registration under applicable securities Laws in reliance upon which the applicable Contingent Payments would be issued, such assignment shall not be permitted unless the Company Preferred Stockholder or Carve-Out Plan Participant seeking to assign such right first delivers to Parent an opinion of legal counsel stating that such assignment would not render unavailable such exemption.
Section 2.5                          Dispute Resolution Regarding Post-Closing Adjustment and Revenue  Milestone. In the event of any unresolved dispute between Parent and the Stockholders’ Representative concerning the Post-Closing Adjustment pursuant to Section 2.3(b) or the Quarterly Revenue Statements pursuant to Section 2.4(a)(i) (each a “Disputed Item”), they shall, within seven days following the period described in Section 2.3(b), for disputes regarding the Post-Closing Adjustment, or the period described in Section 2.4(a)(ii), for disputes regarding Quarterly Revenue Statements, as applicable, jointly appoint an independent, nationally recognized accounting firm (the “Independent CPA”) to resolve the Disputed Item. Any such determination by the Independent CPA shall be based on the accounting standards set forth herein, as applicable. The scope of the work assignment for the Independent CPA shall be limited to the resolution of any Disputed Item, and such work assignment shall be delivered to Parent and the Stockholders’ Representative within 60 days after its appointment (or, if such time period is deemed impracticable by the Independent CPA, as soon as practicable thereafter). Parent and the Stockholders’ Representative shall provide their full cooperation to the Independent CPA. The determination of the Independent CPA with respect to any Disputed Item, absent manifest error, shall be final, binding and conclusive upon and without further recourse by Parent and the Stockholders’ Representative. The fees and expenses of the Independent CPA will be paid by the non-prevailing party as determined by the Independent CPA (it being agreed that the non-prevailing party is the party whose calculation of the disputed components of the Post-Closing Adjustment or the Quarterly Revenue Statement (as applicable) was the furthest, in absolute dollars, from the resolution of the Disputed Items as determined by the Independent CPA).
Section 2.6                          Treatment of Company Options and Company Warrants.  Immediately prior to the Effective Time, each Company Option, and each Company Warrant, that is outstanding and unexercised, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, the Company or any other Person, terminated, cancelled, null and void, and each holder of a Company Option or a Company Warrant shall cease to have any rights with respect thereto.
Section 2.7                          Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Ordinary Shares shall be issued to Company Preferred Stockholders (including Participating Stockholders) or Carve-Out Plan Participants. In lieu thereof, each such Person entitled to a fraction of a share of Parent Ordinary Shares (after aggregating all fractional shares of Parent Ordinary Shares that otherwise would be received by such Person at such time) shall receive an amount in cash equal to the Parent Closing Share Price or Parent Indemnification Share Price, as applicable, multiplied by the fraction of a share of Parent Ordinary Shares to which such Person otherwise would be entitled. No such

Person shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.
Section 2.8                          Surrender and Exchange of Certificates.
(a)            Exchange Agent. Parent has appointed the Exchange Agent to act as the agent for the purpose of exchanging the Merger Consideration for certificates representing outstanding shares of Company Preferred Stock (the “Company Preferred Stock Certificates”) and paying the Indemnification Consideration (if any) to the Participating Stockholders. Upon Parent’s delivery of Parent Stock Certificates pursuant to Sections 2.2(a)(i) and (ii), Parent shall have no further obligation or liability with respect to the appropriate distribution of such Parent Stock Certificates to the Company Preferred Stockholders and the Carve-Out Plan Participants in accordance with their respective Pro Rata Percentages.
(b)            Exchange Procedures. At or as soon as reasonably practicable after the Effective Time, Exchange Agent shall, subject to the provisions of the Exchange Agent Agreement, (i) promptly pay and distribute to each Carve-Out Participant his or her Pro Rata Percentage of the Closing Merger Consideration and (ii) pay and distribute to each Company Preferred Stockholder his, her, or its Pro Rata Percentage of the Closing Merger Consideration promptly upon such Company Preferred Stockholder’s surrender to the Exchange Agent of Company Preferred Stock Certificates, together with a properly completed letter of transmittal covering Company Preferred Stock Certificates in the form mutually agreed upon by Parent and the Company prior to the Effective Time. Each Company Preferred Stock Certificate that is surrendered pursuant to this Section 2.8 shall forthwith be cancelled. Until so surrendered and except as otherwise set forth in Section 2.9, each such Company Preferred Stock Certificate shall, after the Effective Time, represent for all purposes, only the right to receive the applicable portion of the Merger Consideration in accordance with the applicable respective Pro Rata Percentage. No interest will be paid or will accrue on such portion of the Merger Consideration.
(c)            Termination of Merger Consideration Exchange Fund. Any portion of the Merger Consideration Exchange Fund which remains undistributed to the Company Preferred Stockholders for 12 months after the later of (i) the Closing Date, (ii) the date on which the Revenue Milestone is achieved, or (iii) the date on which the Regulatory Milestone is achieved, or, if earlier, 12 months after a Qualifying Change of Control, shall be paid to Parent.
(d)            Termination of Indemnification Consideration Exchange Fund. Any portion of the Indemnification Consideration Exchange Fund which remains undistributed to the Participating Stockholders for 12 months after the final release of the Escrow Fund shall be paid to Parent.
(e)            Distributions and Voting with Respect to Unexchanged Shares. Until surrendered for exchange in accordance with the provisions of this Section 2.8, each Company Preferred Stock Certificate shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration and cash in lieu of fractional shares (and if the applicable Company Stockholder is a Participating Stockholder, the right to receive the Indemnification Consideration) as set forth in this Agreement. Notwithstanding any other provision of this Agreement, no dividends or other distributions in respect of shares of Parent

Ordinary Shares with a record date after the Effective Time shall be paid to any Person holding a Company Preferred Stock Certificate until such Company Preferred Stock Certificate has been surrendered for exchange as provided for in this Section 2.8. Subject to applicable Laws and the immediately preceding sentence, following surrender of any such Company Preferred Stock Certificate, there shall be paid to the holder of the Parent Stock Certificate issued in exchange therefor, if applicable, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to the shares of Parent Ordinary Shares represented thereby but unpaid. Company Preferred Stockholders, Carve-Out Plan Participants, and Participating Stockholders shall not be entitled to vote after the Effective Time on any matter on which Parent stockholders are entitled to vote with respect to Parent Ordinary Shares received hereunder until such Persons have exchanged their Company Preferred Stock Certificates for Parent Stock Certificates in accordance with the provisions of this Agreement and such Parent Ordinary Shares have been released from the Merger Consideration Exchange Fund or Indemnification Consideration Exchange Fund.
(f)            No Further Ownership Rights in Company Capital Stock. All shares of Parent Ordinary Shares issued upon the surrender for exchange of Company Preferred Stock Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.7 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Preferred Stock previously represented by such Company Preferred Stock Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Preferred Stock Certificates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
(g)            No Liability. Notwithstanding anything to the contrary contained herein, none of the Exchange Agent, Parent, the Surviving Corporation or any of their respective Representatives shall be liable to any Company Stockholder for any shares of Parent Ordinary Shares (or dividends or distributions with respect thereto) or cash deposited with the Exchange Agent into the Merger Consideration Exchange Fund or the Indemnification Consideration Exchange Fund that is properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(h)            Lost, Stolen or Destroyed Certificates. If any Company Preferred Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Preferred Stock Certificate to be lost, stolen or destroyed, together with a bond acceptable to the Exchange Agent, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Company Preferred Stock Certificate the Merger Consideration or the Indemnification Consideration, as applicable, as if such Person had delivered the appropriate Company Preferred Stock Certificate pursuant to this Section 2.8 and to which such Person is otherwise is entitled, cash for fractional shares pursuant to Section 2.7 and any dividends or distributions payable pursuant to Section 2.8(e), without any interest thereon.

(i)                          Withholding. Each of the Exchange Agent, Parent or the Surviving Corporation shall be entitled to deduct and withhold Taxes from the Merger Consideration or the Indemnification Consideration, as applicable, otherwise payable pursuant to this Agreement to any Company Preferred Stockholder, Carve-Out Plan Participant or Participating Stockholder, as applicable, such amounts (including by reduction of the number of Parent Ordinary Shares otherwise deliverable hereunder) as Parent or the Exchange Agent is required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that such Tax amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Preferred Stockholder, Carve-Out Plan Participant or Participating Stockholder, as applicable, in respect of whom such deduction and withholding was made by the Exchange Agent, Parent or the Surviving Corporation.
Section 2.9                          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock held by a Company Stockholder who, pursuant to Section 262 of the DGCL, has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such Company Stockholder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Company Stockholder fails to perfect, withdraws or loses such Company Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of such Company Preferred Stock Certificate formerly representing such share, if applicable, and any such shares shall be cancelled and extinguished in accordance with Section 2.1.
Section 2.10                          Escrow Shares. Upon Closing, Parent shall deliver the Escrow Shares to the Escrow Agent to be held as collateral to secure any Claims of the Parent Indemnified Parties pursuant to Article VII or Parent pursuant to Section 2.3(c). The Escrow Shares will be held by the Escrow Agent on behalf of the Participating Stockholders until the date that is 12 months after the Closing Date (the “Escrow Period”), after which the remaining Escrow Fund, if any, shall be delivered to the Exchange Agent, and into the Indemnification Consideration Exchange Fund, to be distributed to the Participating Stockholders in accordance with their respective Participating Stockholder Pro Rata Percentages. Each Participating Stockholder agrees, without any further act of such Participating Stockholder, to have consented to and approved the use of the Escrow Shares as collateral as set forth herein. In the event that Parent declares a dividend on Parent Ordinary Shares, with respect to any Parent Ordinary Shares held as part of the Escrow Shares, Parent shall pay any dividends payable with respect to such Parent Ordinary Shares to the Exchange Agent, and in to the Indemnification Consideration Exchange Fund, for the benefit of the Participating Stockholders upon the expiration of the Escrow Period and in accordance with the Participating Stockholders’ respective Participating Stockholder Pro Rata Percentages.

Section 2.11                          Indemnification Consideration Payment Allocation. For the avoidance of doubt, the Stockholders’ Representative shall be solely responsible for allocating the Indemnification Consideration paid by Parent pursuant to this Agreement among the Participating Stockholders, which allocation shall be made in accordance with the Participating Stockholders’ Pro Rata Percentages set forth in the Closing Spreadsheet.
Section 2.12                          Legends. Any certificate representing Parent Ordinary Shares issued to any holder of Company Capital Stock shall be imprinted with the following legends (or the substantial equivalent thereof):
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER SIMILAR RULE OR EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING (I) IF REASONABLY REQUIRED BY THE COMPANY, A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”
In the event that any certificate representing Parent Ordinary Shares is imprinted with the foregoing legend (or similar legends), Parent shall cause such legend to be removed in connection with any resale of such Parent Ordinary Shares that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act promptly after the receipt of request by a former holder of Company Capital Stock or his, her or its Representative. Notwithstanding anything to the contrary herein, upon the effectiveness of the Form F-3 Registration Statement, Parent shall cause its counsel to issue an opinion letter covering all of the shares registered on the Form F-3 Registration Statement to Parent’s transfer agent instructing such transfer agent to remove the legends when requested by any broker or the holder of such shares, provided that the broker or holder (i) represents that the sale of the shares was made in compliance with the Securities Act and (ii) has otherwise complied with the requirements set forth in the legends.
ARTICLE III
Representations and Warranties of the Company
The Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the Closing Date, except as set forth in a disclosure schedule delivered by the Company to Parent at Closing (the “Disclosure Schedule”). These representations and warranties will survive Closing for the periods specified in Section 7.4.

Section 3.1                          Organization; Standing and Power; Subsidiaries.
(a)            The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is now being conducted and to own and use the properties and assets that it purports to own. The Company is duly qualified to do business as a foreign corporation and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification, except where the failure to so qualified would not have a Material Adverse Effect.
(b)            Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.
(c)            Section 3.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company, and (iii) the names and titles of the officers of the Company.
(d)            The Company has no Subsidiaries. The Company does not own and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed, and is not obligated, to make any future investment in or capital contribution to any Entity. The Company has not guaranteed nor is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither the Company nor, to the Knowledge of the Company, its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.
Section 3.2                          Certificate of Incorporation and Bylaws; Records. The Company has delivered or made available to Parent accurate and complete copies of: (a) the certificate of incorporation of the Company, as amended and restated as of the Closing (the “Company Certificate of Incorporation”), and bylaws of the Company, as amended and restated as of the Closing (collectively with the Company Certificate of Incorporation, the “Company Organizational Documents”); (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the “Company Minute Books”). There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Minute Books. There has not been any violation of the Company Organizational Documents, and the Company has not taken any action that is inconsistent with the Company Organizational Documents. The books of account, stock records, Company Minute Books and other records of the Company are accurate and complete in all material respects.

Section 3.3                          Authority; Binding Nature of Agreement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and under each Transaction Document to which it is party. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is party have been duly authorized by all necessary action on the part of the Company and, except for the Company Stockholder Consent becoming effective upon the execution of this Agreement, the Company Stockholders, and no further action is required on the part of the Company to authorize this Agreement and the Transaction Documents to which it is party. This Agreement and each Transaction Document to which the Company is party have been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or laws relating to the availability of specific performance, injunctive relief or other equitable remedies (“Enforceability Exceptions”).
Section 3.4                          Absence of Restrictions and Conflicts; Required Consents.
(a)            Absence of Restrictions and Conflicts. Neither (i) the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents, nor (ii) the consummation of the Transactions, will directly or indirectly (with or without the giving of notice or the lapse of time or both):
(i)            contravene, conflict with or result in a violation of any of the provisions of the Company Organizational Documents;
(ii)            contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Company, or any of the assets owned, used or controlled by the Company, is subject;
(iii)            contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company;
(iv)            except as set forth in Section 3.4(a)(iv) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Company under any such Company Contract, or charge any fee, penalty or similar payment to the Company under any such Company Contract; or
(v)            result in the imposition or creation of any Encumbrance of any kind upon or with respect to any asset owned or used by the Company.

(b)                          Required Consents. Except for the Company Stockholder Consent becoming effective upon the execution of this Agreement and the filing of the Certificate of Merger pursuant to the DGCL, no filing with, notice to, or consent, waiver, approval, Order, Governmental Authorization or declaration from any Person (including any Governmental Authority) is required in connection with the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents, or the consummation of the Transactions.
Section 3.5                          Capitalization.
(a)            The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, of which 3,073,841 shares have been issued and are outstanding as of Closing; and (ii) 35,672,810 shares of Company Preferred Stock, of which 26,515,810 shares have been issued and are outstanding as of Closing, (A) 6,153,846 of which have been designated “Series A-1 Preferred Stock”, of which 6,153,846 shares have been issued and are outstanding as of Closing (B) 3,680,982 of which have been designated “Series A-2 Preferred Stock”, of which 3,680,982 shares have been issued and are outstanding as of Closing (C) 3,680,982 of which have been designated “Series A-3 Preferred Stock”, of which 3,680,982 shares have been issued and are outstanding as of Closing (D) 19,157,000 of which have been designated “Series B Preferred Stock”, of which 10,000,000 shares have been issued and are outstanding as of Closing and (E) 3,000,000 of which have been designated “Series S Preferred Stock”, of which 3,000,000 shares have been issued and are outstanding as of Closing.
(b)            Section 3.5(b) of the Disclosure Schedule sets forth, as of the Closing Date: (i) the number of shares of Company Common Stock issued and outstanding and the name of, and number of shares of Company Common Stock owned by, each holder of Company Common Stock; (ii) the number of shares of Series A-1 Preferred Stock issued and outstanding and the name of, and number of shares of Series A-1 Preferred Stock owned by, each holder of Series A-1 Preferred Stock; (iii) the number of shares of Series A-2 Preferred Stock issued and outstanding and the name of, and number of shares of Series A-2 Preferred Stock owned by, each holder of Series A-2 Preferred Stock; (iv) the number of shares of Series A-3 Preferred Stock issued and outstanding and the name of, and number of shares of Series A-3 Preferred Stock owned by, each holder of Series A-3 Preferred Stock; (v) the number of shares of Series B Preferred Stock issued and outstanding and the name of, and number of shares of Series B Preferred Stock owned by, each holder of Series B Preferred Stock; (vi) the number of shares of Series S Preferred Stock issued and outstanding and the name of, and number of shares of Series S Preferred Stock owned by, each holder of Series S Preferred Stock; (viii) the number of shares of Company Common Stock subject to all outstanding Company Options, the name of, and the number of shares of Common Stock subject to Company Options held by, each holder of Company Options, and vesting schedule (if any) and exercise price of each outstanding Company Option; and (vii) the number of shares of Company Capital Stock subject to all outstanding Company Warrants, the name of, and the number of shares of Company Capital Stock subject to Company Warrants held by, each holder of Company Warrants and the exercise price of each outstanding Company Warrant. No Company Capital Stock is held in treasury.
(c)            As of Closing, (i) no other Shares, Company Warrants, Company Options or other securities of any kind issued or guaranteed by the Company are issued and outstanding, and (ii) there are no bonds, debentures, notes or other Indebtedness that are convertible into, or exchangeable or exercisable for, capital stock of the Company or that have the right to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any stockholders of the Company may vote.
(d)            The rights, preferences and privileges of the Company Capital Stock are as set forth in the Company Certificate of Incorporation. All of the shares of Company Capital Stock are, and any shares of Company Capital Stock issuable upon conversion, exercise, or exchange of Company Warrants and other convertible securities of the Company, if and to the extent issued in accordance with the terms thereof will be, (i) duly authorized, validly issued, fully paid and non-assessable, (ii) not issued in violation of, and not subject to, any preemptive rights, subscription rights, rights of first refusal or first offer, or other similar rights, (iii) owned of record and, to the Knowledge of the Company, beneficially by each holder as set forth in Section 3.5(b) of the Disclosure Schedule, free and clear of all Encumbrances (other than restrictions on transfer under any applicable federal, state or foreign securities Law and under certain agreements among the Company and holders of Company Capital Stock as set forth in Section 3.5(b) of the Disclosure Schedule).
(e)            Except as set forth on Section 3.5(e) of the Disclosure Schedule, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company (clauses (A) through (D) above, collectively “Company Rights”).
(f)            There are no Contracts of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of the Company Stock Option Plan.
(g)            There are no outstanding contractual obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any shares of Company Common Stock, Company Preferred Stock, or any capital stock of, or other equity interests in, the Company. To the Knowledge of the Company, there are no proxies, voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the Company’s capital stock.
(h)            The Company is not now, nor has it ever been, required to file with the SEC any periodic or other reports, or any registration statement, pursuant to the Securities Act or the Exchange Act.

Section 3.6                          Company Financial Statements.
(a)            Section 3.6(a) of the Disclosure Schedule includes accurate and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):
(i)            The audited balance sheet of the Company as of December 31, 2013, and the related audited statements of income, stockholders’ equity and cash flow for the period then ended; and
(ii)            The audited balance sheet of the Company as of December 31, 2014 (the “Balance Sheet”), and the related audited statements of income, stockholders’ equity and cash flow for the period then ended (the “Audited 2014 Company Financial Statements”); and
(iii)            the unaudited balance sheet of the Company as of June 30, 2015 (the “Unaudited Interim Balance Sheet”) and the related unaudited statements of income, stockholders’ equity and cash flow for the six months then ended.
(b)            Except as may be disclosed or indicated in such Company Financial Statement or, in the case of the Unaudited Interim Balance Sheet, for normal and customary year-end adjustments and the omission of footnote disclosures required by GAAP, each Company Financial Statement (i) has been prepared in conformity with (A) the books and records of the Company and (B) GAAP applied on a consistent basis throughout the periods covered thereby; and (ii) fairly presents, in all material respects, the financial condition of the Company as of such dates and the results of the Company’s operations, changes in stockholders’ equity and cash flows for the periods then ended. No financial statement of any other Person is required by GAAP to be included in the Company Financial Statements.
(c)            The books and records of the Company (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP and (ii) are in all material respects complete and correct and maintained in accordance with good business practices and all applicable Laws.
(d)            The Company has established and maintains and adheres to a system of internal accounting controls that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide assurance that transactions are executed in accordance with management’s authorization and are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company, (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (d) provide assurance that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither the Company (including, to the Knowledge of the Company, any Employee thereof) nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of any fraud, whether or not material, that involves Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any claim or allegation regarding any of the foregoing.
Section 3.7                          Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company of any kind whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise, and whether known or unknown, and whether due or to become due) that are required to be recorded as a liability under GAAP but are not reflected in the Company Financial Statements, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except such liabilities or obligations that (a) are fully reflected or provided for in the Balance Sheet or the Unaudited Interim Balance Sheet or the notes thereto; (b) have arisen in the ordinary course of business, consistent with past practice, since the date of the Unaudited Interim Balance Sheet; (c) exist under the executory portion of any Contract set forth in Section 3.15(a) of the Disclosure Schedule or any Employee Benefit Plan set forth in Section 3.19(a) of the Disclosure Schedule; or (d) were incurred under any Transaction Document.
Section 3.8                          Absence of Changes. Since the date of the Unaudited Interim Balance Sheet:
(a)            no Company Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that could reasonably be expected to, have such a Company Material Adverse Effect;
(b)            there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);
(c)            the Company has not declared, accrued, set aside or paid any dividend or made any other distribution or payment to any stockholder, officer or director or any Person with whom any such stockholder, officer or director has any direct or indirect relation, other than the payment of salaries, bonus or commissions in the ordinary course of business and consistent with past practice, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of the Company Stock Option Plan;
(d)            the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the exercise of outstanding Company Options); or (ii) any Company Rights (except for Company Options described in Section 3.5(b) of the Disclosure Schedule);
(e)            the Company has not amended or waived any of its rights under, or taken action to accelerate vesting under, (i) any provision of the Company Stock Option Plan, or (ii) any provision of any Company Contract evidencing any outstanding Company Option;
(a)

(f)                          no party to any material Company Contract has given notice to the Company of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;
(g)            there has been no amendment to any of the Company Organizational Documents, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(h)            the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;
(i)            the Company has not made any capital expenditure which exceeds $25,000 in the aggregate;
(j)            the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract, or (ii) amended or prematurely terminated, or waived any right or remedy under, any material Company Contract, in each case other than in the ordinary course of business, consistent with past practice;
(k)            the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, except for sales of inventory in the ordinary course of business and consistent with the Company’s past practices, or (iii) waived or relinquished any right under any Company Contract, except in each case for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;
(l)            the Company has not (i) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness, or (ii) increased any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business, consistent with past practice) other than Permitted Encumbrances;
(m)            the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any material Encumbrance, other than in the ordinary course of business, consistent with past practice;
(n)            the Company has not (i) lent money to any Person (other than pursuant to routine travel or business expense advances made to an employee of the Company (“Employee”) in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money;
(o)            there has not been any (i) grant of any severance or termination pay to (or amendment to any existing arrangement that provides for the payment of any severance or termination pay with) any current or former director, officer or Employee of the Company, (ii) increase in, or acceleration of, the compensation or benefits payable under any existing severance or termination pay policies or employment agreements other than, in the case of any employment agreements, in accordance with the Company’s ordinary course of business and consistent with past practice, (iii) entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or Employee of the Company other than pursuant to any agreement that is terminable at-will without any liability to the Company, (iv) establishment, adoption or amendment (except as required by applicable Laws) of any collective bargaining, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan or arrangement covering any Employees, officers, consultants or directors of the Company, or (v) increase in, or acceleration of, compensation, bonus or other benefits payable to any Employees, officers, consultants or directors of the Company other than in the case of this clause (v) in accordance with the Company’s ordinary course of business and consistent with past practice;
(p)            the Company has not changed any of its methods of accounting or accounting practices in any respect;
(q)            there has not been any Tax election made or changed, annual tax accounting period changed, method of tax accounting adopted or changed, amended Tax Returns or claims for Tax refunds filed, closing agreement entered into, Tax claim, audit or assessment settled, or right to claim a Tax refund, offset or other reduction in Tax liability surrendered;
(r)            the Company has not threatened, commenced or settled any Legal Proceeding;
(s)            the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and, the Transactions; and
(t)            the Company has not agreed to take, or committed to take, any of the actions referred to in clauses (c) through (s) above.
Section 3.9                          Title to and Sufficiency of Assets. Except as set forth in Section 3.9 of the Disclosure Schedule, the Company has good and valid title to, or valid leasehold interests in, or valid rights to use, all of its material tangible properties and other assets, free and clear of all Encumbrances, except for Permitted Encumbrances. The tangible properties and other assets owned by the Company or used under enforceable Contracts constitute all of the properties and assets reasonably necessary for the conduct of the business of the Company as presently conducted in all material respects.
Section 3.10                          Inventory. All inventories of the Company reflected on the Unaudited Interim Balance Sheet are valued at the lower of cost or market, in accordance with GAAP applied on a consistent basis throughout the periods indicated. Except to the extent of inventory reserves reflected in the Company Financial Statements, the items included in said inventories are (i) normal items of inventory carried by the Company, (ii) of a quality and quantity useable or saleable in the ordinary course of business, (iii) adequate for the conduct of the Company’s business in the ordinary course consistent with past practice, and (iv) are not in excess of normal operating requirements of the Company consistent with past practice.

Section 3.11                          Bank Accounts. Section 3.11 of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank and the account number.
Section 3.12                          Real Property.
(a)            The Company does not own, and has never owned, any real property and is not obligated and does not have an option to acquire an ownership interest in any real property.
(b)            Section 3.12(b) of the Disclosure Schedule includes a complete list of the Leased Real Property and the leases under which such Leased Real Property is leased or subleased or licensed, including all amendments or modifications to such leases (the “Leases”). The Company has made available to Parent true, correct and complete copies of all Leases. The Company is not a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property. With respect to each Lease, (i) the Lease is valid, binding, enforceable in accordance with its terms, except to the extent limited by Enforceability Exceptions, and in full force and effect; (ii) neither the Company nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under any material provision of such Lease, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to constitute a breach or default under such Lease; (iii) each Lease will continue, as of immediately following Closing, to be legal, valid, binding, enforceable in accordance with its terms, except to the extent limited by Enforceability Exceptions, and in full force and effect; and (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.
(c)            The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property, including the Leased Real Property, or any portion thereof or interest therein.
Section 3.13                          Tangible Personal Property.
(a)            The Company has good and valid title to all of the material items of tangible personal property used in the business of the Company or held by the Company, free and clear of any and all Encumbrances, other than Permitted Encumbrances. All such items of tangible personal property which, individually or in the aggregate, are necessary to the operation of the business of the Company are, in all material respects, in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are, in all material respects, suitable for the purposes used.
(b)            The Company is not a party to any lease of personal property involving periodic payments by the Company relating to personal property held by the Company as of the Closing Date.
Section 3.14                          Intellectual Property.

(a)                          Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all Registered Intellectual Property owned by the Company, including, as applicable, (i) the jurisdictions in which the item is registered, or in which any application for registration has been filed; (ii) the respective registration, publication or application number of the item; and (iii) the date of application, publication or registration of the item. All Registered Intellectual Property owned by the Company, including without limitation the patents and patent applications listed in Section 3.14(a) of the Disclosure Schedule, is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances and the out-bound licenses in the Contracts listed in Section 3.15(a)(iii) of the Disclosure Schedule.
(b)            The Company further represents and warrants that (i) the patent applications listed in Section 3.14(a) of the Disclosure Schedule are correct and accurate, pending, have not been abandoned, and have been and continue to be timely prosecuted; (ii) all necessary registration, maintenance, and renewal fees currently due in connection with Registered Intellectual Property owned by the Company have been made, and any actions that must be taken up to Closing for the purposes of prosecuting, perfecting, and maintaining such Registered Intellectual Property, in the United States or foreign jurisdictions, have been taken; (iii) as of Closing, none of the patents listed in Section 3.14(a) of the Disclosure Schedule have expired or been declared invalid, in whole or in part, by any Governmental Authority; (iv) the registered trademarks and trademark applications listed in Section 3.14(a) of the Disclosure Schedule have not lapsed, been abandoned or forfeited in whole or in part; and (v) none of the Trademarks listed in Section 3.14(a) of the Disclosure Schedule is the subject of any ongoing oppositions, cancellations or other Legal Proceedings.
(c)            None of the patents or patent applications listed in Section 3.14(a) of the Disclosure Schedule is the subject of any ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any other patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, published patent applications, articles or other prior art that could adversely affect the validity of any patent or application listed in Section 3.14(a) of the Disclosure Schedule which has not been cited to the United States Patent and Trademark Office in connection with the filing and prosecution of the United States patents and applications listed in Section 3.14(a) of the Disclosure Schedule.
(d)            Each of the patents and patent applications listed in Section 3.14(a) of the Disclosure Schedule correctly identifies each and every inventor of the claims thereof to the extent required by the Laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 3.14(a) of the Disclosure Schedule has entered into a written agreement containing appropriate confidentiality provisions and invention assignment provisions assigning all related Intellectual Property to the Company. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company under such agreement with the Company.
(e)            Section 3.14(e) of the Disclosure Schedule sets forth a list of (x) all Contracts under which the Company licenses from a third party Intellectual Property (other than software licenses for generally available software) and (y) all Contracts that provide for co-existence arrangements permitting the Company to practice any Company Intellectual Property, including covenants not to sue, in each case, that are used in the conduct of the business of the Company as currently conducted (such Contracts being referred to as “License Contracts”). The Company further represents and warrants that (i) each License Contract is valid and in full force and effect; (ii) each License Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Merger; and (iii) the Company is not, and, to the Knowledge of the Company, the other parties thereto are not, in breach of any License Contract in any material respect. To the Knowledge of the Company, (A) each patent or patent application licensed to the Company under any License Contract identifies each and every inventor of the claims thereof to the extent required by the Laws of the jurisdiction in which such patent is issued or such patent application is pending or (B) no inventor named on any patent or patent application licensed to the Company under any License Contract has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the licensor of such patent or patent application
(f)            The Company has not transferred ownership of, or granted any license with respect to, any Company Intellectual Property to any Person.
(g)            The Company owns, licenses or otherwise has the right to use all Intellectual Property that the Company has developed itself or had developed for it by a third party that is used in the conduct of the business of the Company as currently conducted (the “Company Intellectual Property”). The Company is not subject to any Legal Proceeding or outstanding Order, Contract or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property or (ii) (other than ongoing prosecution of the patent applications within the Company Intellectual Property) that may materially and adversely affect the validity, use or enforceability of the Company Intellectual Property.
(h)            There is no pending or, to the Knowledge of the Company, threatened, Legal Proceeding in which it is alleged that the Company has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person (including with respect to the development, clinical testing, manufacture, or use by the Company of any products or of its Intellectual Property, or to the operation of the Company) nor, to the Knowledge of the Company, is any investigation by a Governmental Authority alleging any such infringement or violation pending or threatened. The Company has not received any written claim during the past three years alleging any such infringement or violation.
(i)            To the Knowledge of the Company, no Person has infringed upon or otherwise violated, or is infringing upon or otherwise violating, any Company Intellectual Property owned by the Company. There is no pending Legal Proceeding in which the Company has alleged that any Person or Persons has infringed upon or otherwise violated, or is or are infringing upon or otherwise violating, any Company Intellectual Property.
(j)            All Company Intellectual Property owned by the Company was developed by (i) an Employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate written agreements of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property rights in the Company Intellectual Property. Each current and former Employee, agent, consultant or contractor of the Company, or any other Person who has developed Company Intellectual Property owned by the Company, has executed a written agreement containing appropriate confidentiality provisions and invention assignment provisions assigning all related Intellectual Property to the Company. No such Employee, agent, consultant, contractor or other Person has excluded works or inventions made prior to his, her or its employment or engagement, as applicable, with the Company from his, her or its assignment of inventions pursuant to such confidential information and invention assignment agreement (or similar agreement), other than inventions or works that the Company has not utilized, and does not believe it will be necessary to utilize. All Persons who have created Company Intellectual Property (other than Company Intellectual Property that is licensed to the Company) have assigned to the Company (or, in the case of any such patents or patent applications acquired by the Company from any third party, to such third party) all of their rights therein, to the extent that such rights would not automatically vest with the Company by operation of Law or otherwise.
(k)            Except pursuant to the License Contracts, the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, or any other Person with respect to, the Company Intellectual Property, other than ordinary filing, prosecution and maintenance fees. Obligations for payment of royalties, fees or other consideration currently due and payable by the Company under any License Contract have been satisfied in a timely manner.
(l)            The execution and delivery of this Agreement by the Company do not, and the consummation of the Merger and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance upon, any Intellectual Property right.
(m)            The representations and warranties contained in this Section 3.14 constitute the sole and exclusive representations and warranties of the Company with respect to any Intellectual Property.
Section 3.15                          Contracts.
(a)            Section 3.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts currently in force to which the Company is a party or under which the Company has liabilities or obligations that will continue after Closing (each, a “Company Contract”):
(i)            each Contract (other than any Company Benefit Plan) with any Employee or individual consultant;

(ii)                                        each lease or Contract under which it is lessee of, or holds or operates any personal property owned by any other party;
(iii)            each Contract relating to the acquisition, transfer, sharing or license of any Company Intellectual Property (other than License Contracts set forth in Section 3.15(a) of the Disclosure Schedule but including any out-bound licenses of Company Intellectual Property);
(iv)            each Contract that (A) contains any non-competition or other agreement that prohibits the Company from participating in any line of business or selling Company products in any geographic area, (B) contains a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company, or (C) requires the Company to exclusively license to third parties any fields of use for any Company products, (D) provides for the payment by the Company of any early termination fees or (E) requires or obligates the Company to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development services for the benefit of any third party;
(v)            each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
(vi)            each Contract relating to the acquisition, issuance or transfer of any securities;
(vii)            Contracts for the settlement of any Legal Proceeding and which provide for payments or consideration by the Company after Closing;
(viii)            bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages or other similar Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;
(ix)            each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond or any surety arrangement;
(x)            each Contract creating any partnership or joint venture;
(xi)            each Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;
(xii)            each Contract providing for “earn outs,” “performance guarantees” or other similar contingent payments, by or to the Company;
(xiii)            Contracts for capital expenditures, or the acquisition or construction of fixed assets, requiring the payment by the Company;
(xiv)            Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xv)                                        Contracts with material Suppliers;
(xvi)            outstanding powers of attorney empowering any Person to act on behalf of the Company; and
(xvii)            any other Contract that (A) contemplates or involves the purchase or sale of any product, or performance of services, by or to the Company, or (B) has a remaining term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company.
(b)            The Company has delivered to Parent accurate and complete copies of all written Company Contracts. Each Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, except as limited by Enforceability Exceptions, and immediately after Closing will continue to be legal, valid, binding and enforceable, except to the extent limited by Enforceability Exceptions, on identical terms. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company, the Company, Parent or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Company Contract.
(c)            The Company is not currently in violation, breach or default under any Company Contract set forth in this Section 3.15, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract set forth in this Section 3.15.
Section 3.16                          Compliance with Laws; Governmental Authorizations.
(a)            The Company is, and has at all times been, in compliance in all material respects with all applicable Laws. The Company has not received any written notice or other written communication from any Governmental Authority regarding any actual or asserted violation of, or failure to comply with, any applicable Law.
(b)            Section 3.16(b) of the Disclosure Schedule contains a true and complete list of each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is in compliance in all material respects with the terms and requirements of the Governmental Authorizations held by it. The Company has not received any written notice or written communication from any Governmental Authority regarding (i) any actual or asserted violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization.

Section 3.17                          Regulatory Compliance.
(a)            The business of the Company, as currently conducted, is in compliance in all material respects with all applicable Laws other than Environmental Laws (which are discussed in Section 3.22), including (i) the federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”); (ii) any comparable foreign Laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union (the “MDD”); (iii) federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §§3729-3733), Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191, 110 Stat. 1936), and any comparable state or local Laws) and (v) state licensing, disclosure and reporting requirements.
(b)            All pre-clinical and clinical investigations conducted or sponsored by the Company and intended to be submitted to a Regulatory Authority to support a regulatory approval or clearance are being conducted in compliance in all material respect with all applicable Laws administered or issued by the applicable Regulatory Authorities other than Environmental Laws (which are discussed in Section 3.22), including, as applicable, (i) FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 812 and 820 of the Code of Federal Regulations and (iii) applicable federal, state and foreign Laws restricting the use and disclosure of individually identifiable health information.
(c)            All reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by the Company have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor any officer, Employee or agent of the Company has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities; Final Policy”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy or similar action by any other Regulatory Authority. Neither the Company nor, to the Knowledge of the Company, any officer, Employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any officer or Employee of the Company has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law.
(d)            As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the MDD or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company (each such product or product candidate, a “Medical Device”), such Medical Device is being or has been developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the MDD and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, good clinical practices and good laboratory practices (solely with respect to studies intended to be submitted to Regulatory Authorities in support of a marketing application), labeling, advertising, record keeping, filing of reports and security. The Company has not received any FDA Form 483, notice of adverse finding, untitled letters or other written notice from the FDA or any other Regulatory Authority and there is no action or proceeding pending or, to Knowledge of the Company, threatened (including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall), in each case (A) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Device or (B) otherwise alleging any material violation applicable to any Medical Device by the Company of any Law or Governmental Authorization.
(e)            As of the Closing Date, no Governmental Authorization issued to the Company by the FDA or any other Regulatory Authority has been suspended, modified or revoked.
(f)            As of the Closing Date, the Company has not received any written notices, correspondence or other communication from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company.
(g)            Except as set forth on Disclosure Schedule 3.17(g), the Company has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, safety alert, warning, “dear doctor” letter, or safety alert relating to an alleged lack of safety, efficacy or regulatory compliance of any Company product. The Company is not aware of any facts which are reasonably likely to cause (i) the recall of any product sold or intended to be sold by the Company, (ii) a change in the regulatory classification of any such products, or (iii) a termination or suspension of the clinical trial of such products.
(h)            No data generated by the Company with respect to its products that has been made public is the subject of any regulatory action, either pending or, to Knowledge of the Company, threatened, by any Regulatory Authority relating to the truthfulness or scientific integrity of such data.
(i)            The Company has not received any written notice that the FDA or any other Regulatory Authority has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval for, or request the recall of, any Medical Device, or (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device.

(j)                          No product manufactured or distributed by the Company is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law) or (iii) a product that is in violation of 21 U.S.C. § 360 (or any similar Law).
(k)            The representations and warranties contained in this Section 3.17 constitute the sole and exclusive representations and warranties of the Company with respect to any healthcare regulatory matter.
Section 3.18                          Tax Matters.
(a)            All material Tax Returns due to have been filed by the Company through the Closing Date in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all material respects.
(b)            All material Taxes, deposits and other payments for which the Company has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company, as applicable.
(c)            The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for material Taxes of the Company in any jurisdiction through the Closing Date, including material Taxes accruable upon income earned through the Closing Date.
(d)            Except as set forth in Section 3.18(d) in the Disclosure Schedules, there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company (other than automatic extensions of time in the ordinary course of business).
(e)            All Tax deficiencies asserted as a result of any examination by a Governmental Authority of a Tax Return of the Company have been paid in full, accrued on the books of the Company, or finally settled.
(f)            No claims have been asserted in writing and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened.
(g)            To the Knowledge of the Company, the Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or stockholder thereof or other third party.
(h)            There are no outstanding waivers or agreements between any Governmental Authority and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Authority in respect of Taxes.
(i)            There are no Encumbrances for Taxes with respect to the Company or the assets or properties of the Company other than Permitted Encumbrances, nor is there any such Encumbrance that is pending or, to the Knowledge of the Company, threatened.
(j)            The Company is not a party to or bound by any Tax allocation or sharing agreement (other than commercial contracts entered into with third parties in the ordinary course of business not primarily related to Taxes).
(k)            The Company has not been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).
(l)            The Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise (other than pursuant to commercial contracts entered into with third parties in the ordinary course of business not primarily related to Taxes).
(m)            None of the Tax Returns described in Subsection (a) of this Section 3.18 contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign law) and the Treasury Regulations issued thereunder.
(n)            The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law).
(o)            The Company is, and has at all times been, in compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.
(p)            The Company has not, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1, and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability.
(q)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting made prior to Closing for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing Date; (iii) any installment sale or open transaction disposition made prior to the Closing Date; or (iv) prepaid amount received prior to the Closing Date.
(r)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(s)            The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(t)            The representations and warranties contained in this Section 3.18 constitute the sole and exclusive representations and warranties of the Company with respect to any Taxes.
Section 3.19                          Company Benefit Plans.
(a)            Section 3.19(a) of the Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan.
(b)            With respect to each Company Benefit Plan and ERISA Affiliate Plan identified in Section 3.19(a) of the Disclosure Schedule, the Company delivered or made available to Parent, to the extent in the Company’s possession, (i) true, correct and complete copies of the plan document as currently in effect (or, in the event the plan is not written, a written description thereof), (ii) any related trust, insurance contract or other funding vehicle, (iii) the most recent summary plan description distributed to participants in each such Company Benefit Plan or ERISA Affiliate Plan (if applicable), (iv) the most recent determination, opinion or advisory letter received from the IRS with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401 (if any), (v) nondiscrimination and coverage tests for the most recent full plan year, (vi) the most recent annual report (Form 5500) filed with the IRS and financial statements (if applicable), and (vii) the recent actuarial report or valuations (if applicable).
(c)            The records of the Company accurately reflect in all material respects the employment or service histories of its Employees, independent contractors, contingent workers and leased employees, including their hours of service.
(d)            With respect to each Company Benefit Plan, (i) to the Knowledge of the Company, there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Company, its Subsidiaries or Parent to any material liability and (ii) to the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Company, its Subsidiaries or Parent to any material liability. No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA

Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), nor has the Company or any of its ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.
(e)            To the Knowledge of the Company, each Company Benefit Plan or ERISA Affiliate Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Benefit Laws. The Company has performed and complied in all material respects with all of its obligations under or with respect to the Company Benefit Plans.
(f)            Each Company Benefit Plan or ERISA Affiliate Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination, opinion or advisory letter or has a request for such a letter pending with the IRS or has time remaining in which to file for such a letter, and to the Knowledge of the Company, nothing has occurred subsequent to the date of such favorable determination, opinion or advisory letter that would reasonably be expected to adversely affect the qualified status of any such plan.
(g)            To the Knowledge of the Company, there is no pending or threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than any routine claim for benefit, appeal of any such claim, or domestic relations order proceeding) or (ii) audit, inquiry, or investigation in or before any Governmental Authority with respect to any Company Benefit Plan or ERISA Affiliate Plan.
(h)            Except as would not subject the Company or Parent to a material liability, all contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due from the Company with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Company Financial Statements.
(i)            With respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the Company Financial Statements. No Company Benefit Plan provides medical or life insurance benefits after an Employee’s termination of employment, and the Company does not have any liabilities with respect thereto other than (A) to the extent required by applicable Law, including Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) benefits through the end of the month of termination of employment, (C) death benefits attributable to deaths occurring at or prior to termination of employment, or (D) benefits the full cost of which is borne by the current or former Employee (or the Employee’s beneficiary).
(j)            The Transactions will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Company; (ii) any cancellation of indebtedness owed to the Company by any Employee, officer, director or consultant of the Company; or (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, director or consultant of the Company.
(k)            Except as required by the terms of this Agreement, the Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws or necessary to conform a plan document to Applicable Benefit Laws. Each Company Benefit Plan may be amended or terminated in accordance with its terms without material liability to the Company, its Subsidiaries or Parent.
(l)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance either (A) has been operated in material compliance with Code Section 409A since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.
(m)            The representations and warranties contained in this Section 3.19 constitute the sole and exclusive representations and warranties of the Company with respect to any matter relating to any Company Benefit Plan.
Section 3.20                          Employee Matters.
(a)            Section 3.20(a) of the Disclosure Schedule contains a list of all Employees as of the Closing Date, and accurately reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. All of the Employees are “at will” employees. Section 3.20(a) of the Disclosure Schedule lists all Employees who are not citizens of the United States and identifies the visa or other similar permit under which such Employee is working and the dates of issuance and expiration of such visa or other similar permit.
(b)            Section 3.20(b) of the Disclosure Schedule contains a list of all independent contractors used by the Company as of the Closing Date, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor for calendar year 2014, work location and address. Each independent contractor listed in Section 3.20(b) of the Disclosure Schedule has the requisite Governmental Authorizations required to provide the services such independent contractor provides the Company, as applicable.

(c)                          The Company is, and has at all times been, in compliance with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Laws for job applicants and employee background checks, meal and rest period for Employees, accrual and payment of vacation pay and paid time off, classifying Employees as exempt or non-exempt, crediting all non-exempt Employees for all hours worked, deductions from final pay of all terminated Employees and classifying independent contractors.
(d)            The Company has not made any written or verbal commitments to any officer, Employee, former Employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the Transactions or otherwise.
Section 3.21                          Labor Matters.
(a)            No Employee, since becoming an Employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Authority. The Company is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group. No representation election petition or application for certification has been filed by Employees of the Company or is pending with the NLRB or any other Governmental Authority and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving Employees of the Company has occurred, is in progress or, to the Knowledge of the Company, is threatened. The Company is not a federal or state contractor.
(b)            The Company is not and has never been engaged during the past three years in any unfair labor practice and there is no pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind. The Company is in compliance with all Labor Laws. No citations, claims, complaints, grievances, charges, disputes, proceedings, examinations, audits, inquiries, investigations or other actions have been issued or filed or are pending or, to the Knowledge of the Company, threatened under the Labor Laws with respect to the Company. The Company has good labor relations, and the Company has no reason to believe that (i) the consummation of the Transactions will have a material adverse effect on the Company’s labor relations, or (ii) any of the Employees intends to terminate his or her employment with the Company.
(c)            The Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company. The Company has not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. None of the Employees has suffered an “employment loss” (as defined in the WARN Act) in the 90 days prior to the Closing Date and neither Parent nor the Company will incur any liability or obligation under the WARN Act if, during the 90 day period immediately following the Closing Date, only terminations in the normal course occur. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its Employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.
(d)            The Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims. The Company has provided Parent with a copy of the policies of the Company for providing leaves of absence under FMLA and their FMLA notices.
Section 3.22                          Environmental Matters.
(a)            The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Section 3.22(a) of the Disclosure Schedule.
(b)            During the past three years, the Company has not received any written notice or other written communication from a Governmental Authority that alleges that the Company is not in compliance with any Environmental Law.
(c)            Section 3.22(c) of the Disclosure Schedule sets forth a list of all material environmental site assessment reports, environmental investigations or environmental audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Authority or other third party) which were issued or conducted during the past five years and which the Company has possession of or control. A complete and accurate copy of each such document has been provided to Parent.
(d)            The Company has not entered into or agreed to enter into, or has any present intent to enter into, any consent decree or Order, and the Company is not subject to any judgment, decree or judicial or administrative Order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.
(e)            The Company has not at any time been subject to any Legal Proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. Except as would not reasonably be expected to result in material liability to the Company, the Company is not subject to any material claim of any, incurred or imposed or based upon any provision of any Environmental Law or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) relating to the Release of any Material of Environmental Concern.
(f)            The Company has not imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any

Materials of Environmental Concern other than in compliance in all material respects with all Environmental Laws.
(g)            The representations and warranties contained in this Section 3.22 constitute the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matter, including any arising under any Environmental Law.
Section 3.23                          Insurance. Section 3.23 of the Disclosure Schedule sets forth a true, complete and accurate list of all insurance policies for the current policy year maintained by the Company. The Company maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. The Company has not received written notice of termination or cancellation of any such policy. The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five years. All premiums required to be paid with respect to any such policy covering all periods during the current policy year up to and including Closing have been paid and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company does not have any material obligation for retrospective premiums for any period prior to Closing. All such policies are in full force and effect. No insurer has put the Company on notice that coverage will be denied with respect to any claim submitted to such insurer by the Company. There are no material claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.
Section 3.24                          Related Party Transactions. No Related Party has any direct or indirect interest in any asset used in or otherwise relating to the business of the Company. No Related Party is indebted to the Company. No Related Party is a party to, or has any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company. No Related Party is competing, or has at any time competed, directly or indirectly, with the Company. No Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an Employee).
Section 3.25                          Legal Proceedings; Orders.
(a)            There is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To the Knowledge of the Company, no event has occurred, and no claim, or dispute exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding that could reasonably be expected to be materially adverse to the Company.
(a)

(b)                          There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, (i) no officer of the Company is subject to any Order that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company and (ii) no other Employee has been debarred by the FDA or prohibited under federal securities laws from being employed by the Company.
Section 3.26                          Suppliers. Section 3.26 of the Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Suppliers. The Company maintains good commercial relations with each of its Suppliers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any such Supplier. No Supplier during the prior 12 months has cancelled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Supplier’s Contracts with the Company or to decrease such Supplier’s supply of services or products to the Company. The Company has not received any written notice and the Company does not have any Knowledge to the effect that any current Supplier may terminate or materially alter its business relations with the Company, either as a result of the Transactions or otherwise.
Section 3.27                          Finder’s Fee. Except for any fee or commission payable pursuant to the Canaccord Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of the Company, or officer, member, director or Employee of the Company, or any Affiliate of the Company, or any Company Stockholder.
Section 3.28                          Certain Payments. Neither the Company, nor any manager, officer, Employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:
(a)            used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
(b)            made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;
(c)            made any payoff, influence payment, bribe, rebate, kickback or other unlawful payment to any Person;
(d)            made any unlawful payment to any Person, or unlawfully provided any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or
(e)            agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.
(a)

ARTICLE IV
Representations and Warranties of the Participating Stockholders
Each Participating Stockholder severally represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct as of the Closing Date. These representations and warranties will survive Closing for the periods specified in Section 7.4.
Section 4.1                              Ownership. Such Participating Stockholder holds of record and owns beneficially, free and clear of any Encumbrances or any other restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), the Company Capital Stock set forth opposite such Company Stockholder’s name on Section 3.5(b) of the Company Disclosure Schedule. Except for this Agreement, such Participating Stockholder is not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Company Capital Stock, Company Options or Company Warrants or any options exercisable for Company Capital Stock, Company Options or Company Warrants. Such Participating Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Capital Stock, Company Options or Company Warrants.
Section 4.2                              Authorization of Transactions. Such Participating Stockholder has full legal capacity to enter into this Agreement and the other Transaction Documents to which such Participating Stockholder is a party, and to perform his, her or its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which such Participating Stockholder is a party have been or will be duly executed and delivered by such Participating Stockholder and constitute, or when executed and delivered will constitute, the valid and binding agreements of such Participating Stockholder, enforceable in accordance with their terms, except to the extent limited by Enforceability Exceptions.
Section 4.3                              Absence of Conflicts. Neither the execution and the delivery of this Agreement and the other Transaction Documents contemplated hereby to which such Participating Stockholder is a party, nor the consummation of the Transactions, will (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Encumbrance upon the Company Capital Stock or assets or (f) require any Governmental Authorization, consent, approval, execution or other action by or notice to any Governmental Authority under, any Contract or instrument to which such Participating Stockholder is bound or affected, or any Law, Order or other restriction of any Governmental Authority to which such Participating Stockholder is subject.
Section 4.4                              Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of the Participating Stockholder, threatened against or affecting such Participating Stockholder which would adversely affect such Participating Stockholder’s performance under this Agreement or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

Section 4.5                              Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of such Participating Stockholder.
ARTICLE V
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct as of the Closing Date:
Section 5.1                              Corporate Existence and Power. Parent is a Cayman Islands exempted company with limited liability and duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition or results of operations.
Section 5.2                              Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any other Transaction Document to which it is a party and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any other Transaction Document to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub to authorize the Agreement and any other Transaction Document to which it is a party and the Transactions. This Agreement and any other Transaction Document to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as limited by Enforceability Exceptions.
Section 5.3                              Absence of Restrictions; Required Consents.
(a)            Absence of Restrictions. Neither (1) the execution, delivery or performance by Parent or Merger Sub of this Agreement or any of the Transaction Documents, nor (2) the consummation of Transactions or any of the Transaction Documents, will directly or indirectly (with or without notice or lapse of time):
(i)            contravene, conflict with or result in a violation of any of the provisions of the Parent Organizational Documents or the Merger Sub Organizational Documents; or
(ii)            contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or Merger Sub, or any of the assets owned, used or controlled by Parent and Merger Sub, is subject.

(b)                          Required Consents. Except for the Merger Sub Stockholder Consent becoming effective upon the execution of this Agreement, no filing with, notice to, or consent, waiver, approval, Order, Governmental Authorization or declaration from any Person (including any Governmental Authority) is required in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or any of the Transaction Documents, or the consummation of the Transactions, other than the filing of the Certificate of Merger pursuant to the DGCL.
Section 5.4                              SEC Filings. Since April 24, 2014, Parent has filed with the SEC all required reports and filings (the “Parent SEC Documents”). As of the time of filing with the SEC (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent is in compliance, in all material respects, with the applicable listing rules of NASDAQ and has not since April 24, 2014 received any written notice from NASDAQ asserting any non-compliance with such rules. Each of the Parent financial statements (including the related footnotes) included in the Parent SEC Documents complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with International Financial Reporting Standards (IFRS) consistently applied during the periods covered thereby except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and an absence of complete footnotes.
Section 5.5                          Capitalization.
(a)            As of Closing, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Ordinary Shares, of which 16,185,965 were issued and outstanding. All of the authorized and issued shares of capital stock of Merger Sub are owned of record and beneficially by Parent.
(b)            As of Closing, 2,403,022 Parent Ordinary Shares were reserved for issuance pursuant to Parent’s stock option and stock purchase plans, of which 2,403,022 are issuable upon the exercise of outstanding, unexercised stock options granted pursuant to Parent’s stock option and stock purchase plans (the “Parent Options”). Except for the Parent Options, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Parent, including the Merger Shares.
Section 5.6                              Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the Merger and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the Merger.

Section 5.7                              Valid Issuance. Subject to Articles III and IV, the Parent Ordinary Shares which may be issued pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
ARTICLE VI
Certain Covenants and Agreements
Section 6.1                          Private Placement of Parent Ordinary Shares; F-3 Registration Statement.
(a)            Parent shall effect the issuance of any Parent Ordinary Shares hereunder in a private placement pursuant either to Section 4(a)(2) of the Securities Act or such other exemption (if any) from the registration requirements of the Securities Act as may be available.
(b)            The Participating Stockholders acknowledge and agree that, (i) Parent shall be entitled to obtain from each Company Preferred Stockholder or Carve-Out Plan Participant to whom Parent Ordinary Shares shall be issued hereunder an executed certificate in the form set forth as Exhibit E attached hereto (or such other form as may be reasonably acceptable to Parent) (the “Stockholder Certificate”) and to rely on the representations of each Company Preferred Stockholder or Carve-Out Plan Participant therein in connection with the issuance of Parent Ordinary Shares to such Company Preferred Stockholder or Carve-Out Plan Participant; (ii) the Parent Ordinary Shares so issued will not be registered under the Securities Act (except pursuant to a Registration Statement, as described below) and such shares will constitute “restricted securities” within the meaning of the Securities Act; and (iii) the certificates representing the Parent Ordinary Shares shall bear the legend set forth in Section 2.12 to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities Laws and, if applicable, to notice the restrictions on transfer of such shares.
(c)            The Participating Stockholders shall use Commercially Reasonable Efforts to furnish Parent, promptly following Closing, with such further information as may be necessary, in Parent’s reasonable judgment, to effect the registration of the resale of the Closing Merger Shares on the Registration Statement.
(d)            Parent shall register the resale of any shares of Parent Ordinary Shares issued under this Agreement, subject to the terms of this Section 6.1, pursuant to a registration statement on Form F-3 or equivalent form if Form F-3 is not then available to Parent (the “Registration Statement”). Parent, shall, subject to the receipt of the Stockholder Certificates and other related information, (i) file the Registration Statement with the SEC within 60 days after Closing covering the resale of all Parent Ordinary Shares issued hereunder, (ii) cause the Registration Statement to be declared effective as promptly as reasonably practicable thereafter but in no event more than six months after Closing, (iii) maintain the continual effectiveness of the Registration Statement until the first to occur of (y) the resale of all such shares of Parent Ordinary Shares covered by the Registration Statement, and (z) the eligibility of all such shares of Parent Ordinary Shares for resale under Rule 144 of the Securities Act, and (iv) amend the Registration Statement or file a new registration statement on Form F-3 or equivalent form if Form F-3 is not then available to

Parent, to register the resale of the Buyer Ordinary Shares issued in connection with the Contingent Payments, if applicable.
(e)            Parent shall cause the Registration Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of NASDAQ.
(f)            Parent shall pay all expenses of registration with respect to all shares of Parent Ordinary Shares issued hereunder, except brokerage commissions, legal expenses, and such other expenses as may be required by law to be paid by the Company Preferred Stockholders or Carve-Out Plan Participants, which commissions and expenses shall be paid by the party by which such expenses are incurred.
(g)            Parent will promptly notify the Stockholders’ Representative upon the occurrence of any of the following events in respect of the Registration Statement or related prospectus: (i) receipt of any request for additional information by the SEC or any other Governmental Authority during the period of effectiveness of the Registration Statement or amendments or supplements to the Registration Statement or any related prospectus; (ii) the issuance by the SEC or any other Governmental Authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of the shares of Parent Ordinary Shares registered pursuant to this Section 6.1 for sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iv) Parent’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate (in which event Parent will promptly make available to the Stockholders’ Representative any such supplement or amendment to the Registration Statement and, as applicable, the related prospectus).
(h)            Parent shall have the right to prohibit each former Company Preferred Stockholder and Carve-Out Plan Participant from effecting any sale of Parent Ordinary Shares pursuant to the Registration Statement (and the related prospectus) for a period of 180 days following receipt of Parent Ordinary Shares as part of the Closing Merger Consideration.
Section 6.2                          Listing of Parent Ordinary Shares. Following the effectiveness of the Registration Statement, Parent will take all necessary action to cause the shares of Parent Ordinary Shares issued to the Company Preferred Stockholders hereunder to be listed on NASDAQ in accordance with the NASDAQ Listing Rules. Parent will continue the listing and trading of the Parent Ordinary Shares on NASDAQ and, in accordance, therewith, will comply in all respects with the Company’s reporting, filing and other obligations under the NASDAQ Listing Rules.
Section 6.3                          Directors and Officers Indemnification/Insurance.
(a)            From and after Closing, and until the sixth anniversary of Closing, Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to Closing in favor of the current or former directors or officers of the Company (collectively, the “Company Indemnified Persons”) as provided in the Company Organizational Documents or any indemnification agreement between a Company Indemnified Person and the Company (in each case, as in effect on the Closing Date or as amended or entered into prior to Closing with the consent of Parent), without further action. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions affording no less favorable protections with respect to indemnification and advancement of expenses set forth in the Company Organizational Documents as in effect on the Closing Date, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Company Indemnified Persons, unless such modification is required by Law. Any claims for indemnification made under this Section 6.3(a) on or prior to the sixth anniversary of Closing shall survive such anniversary until the final resolution thereof.
(b)            Parent shall obtain at its expense, at Closing, a prepaid (or “tail”) directors’ and officers’ liability insurance policy that shall remain effective and in place for six years from Closing and which shall be in respect of acts or omissions occurring at or prior to Closing, covering each current or former director or officer of the Company covered by the Company’s directors’ and officers’ liability insurance policy as of the Closing Date (a complete and accurate copy of which has been heretofore made available to Parent) (collectively, the “Company Insured Persons”) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the Closing Date; provided, however, that in satisfying its obligations under this Section, Parent shall not be obligated to pay more than 300% of the current cost of premiums for directors’ and officers’ liability insurance to obtain such policy. It is understood and agreed that in the event such a policy cannot be obtained for 300% or less of the current cost of premiums for directors’ and officers’ liability insurance, Parent shall be obligated to obtain as much coverage for not less than six years from Closing as may be obtained for such amount.
(c)            This Section 6.3 shall survive the consummation of Closing, is intended to benefit each Company Indemnified Person or Company Insured Person, as the case may be, shall be binding on all successors and assigns of Parent and the Company and shall be enforceable by each Company Indemnified Person or Company Insured Person, as the case may be. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 6.3(c) shall affect any rights of Parent to indemnification under this Agreement with respect to events occurring prior to, or circumstances existing at, Closing.
Section 6.4                          Election of Parent Director. So long as the Company Preferred Stockholders hold at least 50% of the Parent Ordinary Shares issued to Company Preferred Stockholders as Closing Merger Consideration (as adjusted for any stock dividend, stock split, or similar event), the Company Preferred Stockholders shall be entitled to designate one mutually acceptable nominee for election to the board of directors of Parent, and Parent shall recommend such election to Parent’s shareholders at Parent’s next annual general meeting of shareholders.
Section 6.5                          Reasonable Efforts; Further Assurances. Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the Transactions to be effected as soon as practicable in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any of its obligations hereunder.
Section 6.6                          Treatment of Continuing Employees. Following Closing, Parent will, in its discretion, either (a) maintain the Company Benefit Plans, including the payment of substantially the same salary, (b) terminate the Company Benefit Plans and arrange for each participant (including dependents) in the Company Benefit Plans (the “Company Participants”) to receive substantially the same salary and participate in substantially similar plans or arrangements, as determined on a plan-by-plan or arrangement-for-arrangement basis, of Parent or its applicable Subsidiary (“Parent Plans”), or (c) combine Company Benefit Plans and Parent Plans so that each Company Participant shall have benefits that are substantially similar in the aggregate to benefits provided to similarly situated employees of Parent under Parent Plans and in each case at least equivalent to the benefits provided to each the Company Participant under the Company Benefit Plans prior to Closing. To the extent Parent elects to have the Company Participants participate in the Parent Plans following Closing, (i) each Company Participant will receive credit for purposes of eligibility to participate and vesting under such for years of service with the Company (or any predecessors) prior to Closing, and (ii) Parent will cause any and all pre-existing condition limitations, eligibility waiting periods, actively-at-work requirements and evidence of insurability requirements under any Parent Plans that are group health plans in which the Company Participants will participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after Closing. All vacation accrued by Company Participants under the vacation policies of the Company or its predecessors shall be carried over by Parent and shall be permitted to be maintained up to the levels permitted under the applicable policy of the Company or its predecessors.
Section 6.7                          Abandonment of the Altura Technology. If the Altura Technology has been Abandoned prior to the Earn-Out Deadline, Parent shall, as promptly as possible following written demand by the Stockholders’ Representative, cause the reversion of the Altura Technology (subject to reimbursement by the Participating Stockholders of any reasonable, out-of-pocket expenses incurred by Parent in connection therewith) to an Entity designated by the Stockholders’ Representative for the benefit of the Company Stockholders, including: (a) the return of any property (including (i) manuals, books, records, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables, or calculations, and all copies thereof, (ii) documents that in whole or in part contain any know-how, trade secrets or confidential, proprietary or other similar information, and any data, and all copies thereof, (iii) any access codes or passwords, or (iv) any equipment (provided, however, that Parent and its Affiliates may retain any such property that is contained in an archived computer system backup that is not readily accessible to Parent or any of its Affiliates in accordance with generally applicable security or disaster recovery procedures in the ordinary course of business)) of Parent or any of its Affiliates in the possession, or under the control, of Parent or any of its Affiliates, with respect to the Altura Product; (b) the assignment of all Governmental Authorizations related to the Altura Product, including (i) any filings with the FDA or any foreign counterpart or regulatory authority, (ii) all authorizations, consents, permits and other permissions issues by any of the FDA or any foreign counterpart or regulatory authority related to the Altura Technology, and (iii) all clinical trial protocols, study results, data (both original and as analyzed or processed by any third party for or on behalf of Parent or any of its Affiliates), permissions, consents and related agreements with any clinical trial or study site; (c) the perpetual, royalty-free, worldwide, irrevocable license of all Intellectual Property of Parent or any of its Affiliates that was used with respect to the Altura Product prior to the date the Altura Technology is Abandoned; and (d) the Company Intellectual Property, which includes the preparation and filing for recordation, with any applicable Governmental Authority, of all documentation required to effect or reflect the assignment to such Entity of, the chain of ownership of, or the release of any encumbrance on, in each case as of the date the Altura Technology is Abandoned, the foregoing. For those items in (a) through (c) above that are unique to the Altura Product, then the transfer, assignment or license of those items shall be exclusive and for those items that are necessary to the manufacture and commercialization of the Altura Product, but not unique to the Altura Product, then the transfer, assignment or license shall be non-exclusive.
Section 6.8                              Independent Investigation. Each of Parent and Merger Sub acknowledges and covenants and agrees (a) that it and its representatives and Affiliates have undertaken their own independent investigation, examination, analysis and verification of the Company and the business, assets, liabilities, customers, suppliers, officers, employees, personnel, contracts, condition (financial and otherwise), cash flow, operations and prospects of the Company, including Parent’s own estimate of the value of the Company’s business; (b) that it has had the opportunity to visit with the Company and meet with their respective representatives and Affiliates to discuss the business and the assets, liabilities, customers, suppliers, officers, employees, personnel, contracts, condition (financial and otherwise), cash flow, operations and prospects of the Company; (c) that all materials and information requested by Parent or Merger Sub have been provided to Parent or Merger Sub to Parent’s and Merger Sub’s satisfaction; and (d) that it has undertaken such due diligence (including a review of the Company’s assets, liabilities, books, records and contracts) as Parent or Merger Sub deems adequate, including that described above. Each of Parent and Merger Sub acknowledges and agrees that any documents that are or were available for its review in connection with its due diligence investigation will be deemed to have been made available to, and received by, Parent and Merger Sub for all purposes if such documents were posted and made available to Parent and Merger Sub in the Data Room on the date that is two days prior to the date of this Agreement or were otherwise delivered to Parent, Merger Sub or their representatives by in person, email, United States mail or courier.
Section 6.9                              Limitation on Warranties. Except for the representations and warranties expressly set forth in Article III (which, for the avoidance of doubt, are qualified by any related item in the Disclosure Schedule) or Article IV, (a) none of the Company or any Company Stockholder is making or will be deemed to have made, and neither the Company nor any Company Stockholder (or any other person) will have or be subject to any liability (including any claim based upon fraudulent inducement) arising out of, relating to or resulting from, any other representations or warranties, written or oral, common law or statutory, express or implied (including with respect to non-infringement, merchantability or suitability or fitness for any particular purpose), as to the accuracy or completeness of, or the distribution to, or use by, Parent or Merger Sub, of, any advice, document, or other information regarding the Company Capital Stock, the Company or the Company’s business, financial condition, assets (including the condition, value, quality or suitability of any assets) or liabilities, including any estimates, budgets, forecasts, plans, projections or statements (any of the foregoing, an “Extra-

Contractual Statement”). Parent hereby acknowledges and agrees that, except as expressly provided in Article III or Article IV, Parent is acquiring the Company and its assets and the Company Capital Stock on an “as is, where is” basis. Parent represents, warrants and acknowledges that, except as expressly provided in Article III or Article IV, none of any Company Stockholder, the Company, or the Stockholders’ Representative have made, and each Company Stockholder, the Company, and the Stockholders’ Representative hereby expressly disclaim and negate, and each of Parent and its Affiliates hereby expressly waives and is not relying on, any Extra-Contractual Statement (including any express or implied warranty relating to the Company Capital Stock or any asset (tangible, intangible or mixed) of the Company, including implied warranties of fitness, non-infringement, merchantability or suitability or fitness for a particular purpose), and each of Parent and its Affiliates hereby expressly waives and relinquishes any and all rights, claims and causes of action in connection with, the accuracy, completeness or materiality of any Extra-Contractual Statement heretofore furnished or made available to Parent or its Representatives or Affiliates by or on behalf of any Company Stockholder, the Company, or the Stockholders’ Representative (it being intended that no such prior Extra-Contractual Statement will survive the execution and delivery of this Agreement).
Section 6.10                              Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future equityholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party or the Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties or for any claim based upon, arising out of or related to this Agreement. Without limiting the foregoing, no claim will be brought or maintained by Parent or any other Parent Indemnified Party against any present or future equityholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party that is not otherwise expressly identified as a party, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party set forth or contained in this Agreement (including any Exhibit, the Disclosure Schedule, or any other Schedule) or any certificate delivered hereunder.
Section 6.11                              Disclosure Schedule. A disclosure made by the Company in any section of the Disclosure Schedule (or subpart thereof) that reasonably informs Parent of information with respect to another Section of this Agreement or section of the Disclosure Schedule (or subpart thereof) in order to avoid a misrepresentation thereunder will be deemed, for all purposes of this Agreement, to have been made with respect to all such other Sections of this Agreement and sections of the Disclosure Schedule (and subparts thereof), notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a reference to any section of the Disclosure Schedule in any representation or warranty. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the Company’s business, assets, liabilities, financial position, operations or results of operations.
ARTICLE VII
Indemnification
Section 7.1                          Indemnification Obligations of Participating Stockholders.
(a)            From and after Closing, each Participating Stockholder shall jointly and severally indemnify and hold harmless the Parent Indemnified Parties from and against any and all Losses paid, suffered, incurred, sustained or accrued by the Parent Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with:
(i)            any breach of any representation or warranty of the Company set forth in Article III (other than Core Representations);
(ii)            any breach of any Core Representation;
(iii)            any amounts required to be paid by the Company with respect to the Closing Retention Bonus Payments to the extent not set forth in the Final Expenses Certificate;
(iv)            any fraud on the part of the Company in the making of the representations and warranties set forth in Article III; or
(v)            any amounts paid by Parent or the Surviving Corporation in respect of Dissenting Shares under the terms of this Agreement, plus out-of-pocket costs and expenses payable or paid incurred in connection with any appraisal actions pursuant to Section 262 of the DGCL.
(b)            From and after Closing, each Participating Stockholder shall severally and not jointly indemnify and hold harmless the Parent Indemnified Parties from and against any and all Losses paid, suffered, incurred, sustained or accrued by the Parent Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with:
(i)            any breach of any representation or warranty of such Participating Stockholder set forth in Article IV;
(ii)            any breach of any covenant, agreement or undertaking made by the such Participating Stockholder in this Agreement; or
(iii)            any fraud on the part of such Participating Stockholder in the making of the representations and warranties set forth in Article IV.
(c)            Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to make any claim for recovery for any Losses related to or arising from (i) the value or condition of any Tax asset (e.g., net operating loss carry forward or tax credit carryforward) of the Company or (ii) the ability of Parent, the Company or their Affiliates to utilize such Tax asset following Closing.
(d)            In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any item set forth in Section 7.1(a) or (b), then, without limiting any of the rights of the Surviving Corporation as a Parent Indemnified Party, Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such item.
(e)            Except pursuant to any rights to which any Participating Stockholder is entitled, in accordance with Section 6.3, under the Company Organizational Documents, the Participating Stockholders shall not have and shall not exercise or assert, or attempt to exercise or assert, any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation to which the Participating Stockholders may become subject under this Section 7.1.
Section 7.2                              Indemnification Obligations of Parent and Surviving Corporation. From and after Closing, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless the Participating Stockholder Indemnified Parties from and against any and all Losses paid, suffered, incurred, sustained or accrued by the Participating Stockholder Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with (a) any breach of any representation or warranty of Parent or Merger Sub set forth in Article V; (b) any breach of any covenant, agreement or undertaking made by Parent or Merger Sub in this Agreement; or (c) any fraud on the part of Parent or Merger Sub in the making of the representations and warranties set forth in Article V.
Section 7.3                          Indemnification Procedure.
(a)            If any Indemnified Party believes that it has incurred any Losses for which such Indemnified Party may be entitled to indemnification, whether or not any applicable dollar limitation specified in this Article VII has been exceeded, such Indemnified Party, if a Parent Indemnified Party, will so notify the Stockholders’ Representative, or, if a Participating Stockholder Indemnified Party, will so notify Parent, promptly in writing specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Losses, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Losses, all with reasonable particularity; provided, however, that any failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 7.3(a) shall not limit any Indemnified Party’s rights to indemnification under this Article VII, except to the extent such failure damages or prejudices any Person entitled to receive such notice vis-à-vis its rights and obligations hereunder or otherwise. After the giving of any such notice pursuant hereto, the amount of indemnification to which a Person will be entitled under this Article VII will be determined by a Final Determination or by any other means to which Parent and the Stockholders’ Representative may agree in writing. The Indemnified Party will have the burden of proof in establishing the amount of Losses suffered by such Person.

(b)                          Promptly following receipt of notice of the assertion or commencement by any Person (other than any Indemnified Party) of any claim or Legal Proceeding with respect to which an Indemnified Party may be entitled to indemnification or any other remedy pursuant to this Article VII (a “Third-Party Claim”), such Indemnified Party shall notify the Stockholders’ Representative or Parent, as applicable, in accordance with Section 7.3(a) and provide such Person with reasonable access to all relevant information and documentation relating to such Third-Party Claim within such Indemnified Party’s possession or under its reasonable control; provided, however, that any failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 7.3(a) or such access shall not limit any Indemnified Party’s rights to indemnification under this Article VII, except to the extent such failure damages or prejudices any Person entitled to receive such notice vis-à-vis its rights and obligations hereunder or otherwise.
(c)            Within 10 Business Days of delivery of a written notice pursuant to Section 7.3(b), the Indemnifying Party may elect by written notice delivered to Parent or the Stockholders’ Representative, as applicable, to assume the defense of such Third-Party Claim. If the Indemnifying Party makes the foregoing election, an Indemnified Party will have the right to participate at its own expense in all proceedings. If the Indemnifying Party does not make such election within such period or fails to diligently contest such Third-Party Claim after such election, then the Indemnified Party shall be free to handle the defense of any such Claim; provided that the Indemnified Party will (i) take all necessary steps to contest such Third-Party Claim to conclusion or settlement, (ii) notify the Indemnifying Party of the progress of such Third-Party Claim, (iii) permit the Indemnifying Party, at the sole cost of the Indemnifying Party, to participate in such defense, (iv) provide the Indemnifying Party with reasonable access to all relevant information and documentation relating to such Third-Party Claim and the defense thereof, and (v) not enter into any settlement with respect to such Third-Party Claim without obtaining the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed) unless (i) the Indemnifying Party is given a full and complete release of any and all liability by all relevant parties to such Third-Party or (ii) the damages payable under the settlement are limited to monetary payments and the Indemnified Party has given prior written notice to the Indemnifying Party of the terms of such settlement. In any case, the party not in control of the Third-Party Claim will cooperate reasonably with the controlling party in the conduct of the defense of such Third-Party Claim.
(d)            The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) prior to entering into any settlement with respect to a Third-Party Claim unless (i) the Indemnified Party is given a full and complete release of any and all liability by all relevant parties to such Third-Party Claim and (ii) the damages payable under the settlement are limited to monetary payments and the Indemnifying Party has given prior written notice to the Indemnified Party of the terms of such settlement.
(e)            If an Indemnified Party is indemnified hereunder (including through cancelation of Escrow Shares or offset against Contingent Payments) with respect to any Losses, then such Indemnifying Party will be subrogated, to the extent of such indemnification, to all related rights and remedies of such Indemnified Party under any insurance policy or otherwise against or with respect to such Losses, except with respect to amounts not yet recovered by such Indemnified Party (or such other Person entitled to indemnification hereunder) under any such insurance policy or otherwise that already have been netted against such Losses for purposes of determining the indemnifiable amount of such Losses. Promptly following such Indemnifying Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.
Section 7.4                          Survival Period. The representations and warranties made by the Company, the Participating Stockholders, Parent and Merger Sub herein shall not be extinguished by Closing, but shall survive Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, 12 months following the Closing Date; provided, however, that the Core Representations and each of the representations and warranties contained in Section 3.18 (Tax Matters), Section 3.19 (Company Benefit Plans), Article IV (Representations and Warranties of the Participating Stockholders), and Article V (Representations and Warranties of Parent and Merger Sub) shall survive Closing until, and all claims for indemnification in connection therewith shall be asserted not later than, 60 days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, the Stockholders’ Representative or Parent, as applicable, shall have been properly notified in accordance with Section 7.3(a) of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.4 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 7.4 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
Section 7.5                          Liability Limits.
(a)            Notwithstanding anything herein to the contrary, the Participating Stockholders shall not be liable to the Parent Indemnified Parties for indemnification under Sections 7.1(a)(i), (ii) and (v) and Section 7.1(b): (i) unless and until the Parent Indemnified Parties have incurred Losses under Section 7.1 in excess of $287,500 in the aggregate (the “Deductible Amount”), at which point the Parent Indemnified Parties shall be entitled to be indemnified for the aggregate Losses under Section 7.1 in excess of the Deductible Amount; and (ii) with respect to any individual claim unless the amount of such individual claim exceeds $40,000.
(b)            Notwithstanding anything herein to the contrary, the Participating Stockholders shall not be liable to the Parent Indemnified Parties for indemnification under Section 7.1 with respect to any claim arising out of related to matters within the actual knowledge of Parent at the Effective Time.

(c)                          Notwithstanding anything herein to the contrary, any Losses recoverable hereunder shall be reduced in amount by any Tax benefits realized in the form of cash proceeds received by Parent, and any amounts recovered from any collateral sources (including under applicable insurance policies and indemnification and other contractual rights), by any Indemnified Party. Parent agrees to use, and to cause each Parent Indemnified Party to use, all reasonable best efforts to realize all Tax benefits and recover all amounts from collateral sources, including making all claims under applicable insurance policies (other than self-insurance policies) and pursuing all indemnification and other contractual rights.
(d)            NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARENT INDEMNIFIED PARTIES WILL NOT BE ENTITLED TO RECOVER OR ASSERT ANY CLAIM FOR INDEMNIFICATION UNDER SECTION 7.1 WITH RESPECT TO, NOR WILL THE INDEMNIFIABLE LOSSES HEREUNDER INCLUDE OR BE DEEMED TO INCLUDE, CONSEQUENTIAL DAMAGES OF ANY KIND (REGARDLESS OF THE CHARACTERIZATION THEREOF OR WHETHER OR NOT FORESEEABLE), DAMAGES CONSISTING OF BUSINESS INTERRUPTION LOSSES OR LOST PROFITS, DIMINUTION IN VALUE, DAMAGES COMPUTED ON A MULTIPLE OF EARNINGS, BOOK VALUE, DISCOUNTED CASH FLOW OR ANY SIMILAR BASIS, WHETHER OR NOT USED IN ARRIVING AT THE MERGER CONSIDERATION, OR ANY INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES.
(e)            Notwithstanding anything herein to the contrary, the Parent Indemnified Parties will not be entitled to recover any Losses relating to any matter arising under, or any facts and circumstances relating to or arising out of, a provision of this Agreement to the extent that the Parent Indemnified Parties have already recovered Losses with respect to such matter pursuant to another provision of this Agreement.
(f)            Notwithstanding anything herein to the contrary, (i) to the extent that the Parent Indemnified Parties are entitled to indemnification under Section 7.1(a)(i) through (iii) and (v) or Section 7.1(b) for any Losses, with respect to such Losses, the Parent Indemnified Parties’ sole and exclusive recourse will be (A) first, the right to offset such Losses against the undisbursed Escrow Shares (net of any valid claims pending against such undisbursed Escrow Shares by any Parent Indemnified Parties) by canceling that number of Escrow Shares equal in value (valuing each Escrow Share at the Parent Indemnification Share Price) to the aggregate amount of such Losses and (B) second, after the disbursement or cancelation of all Escrow Shares, the right to offset any such Losses not offset against the Escrow Shares against any Contingent Payments to the extent payable to the Participating Stockholders; provided, however, that (i) each Participating Stockholder’s obligation to provide indemnification under Section 7.1(b) will be several and not joint and will not exceed such Participating Stockholder’s Participating Stockholder Pro Rata Percentage of the aggregate amount of the Escrow Shares (valuing each Escrow Share at the Parent Indemnification Share Price) plus the Contingent Payments payable to such Participating Stockholder; and (ii) the aggregate amount of all Losses for which the Participating Stockholders shall be liable pursuant to Section 7.1 shall not exceed the aggregate amount of the Escrow Shares (valuing each Escrow Share at the Parent Indemnification Share Price) plus the Contingent Payments.

(g)                          The aggregate amount of all Losses for which Parent and the Surviving Corporation shall be liable pursuant to Section 7.1 shall not exceed the aggregate amount of the Escrow Shares (valuing each Escrow Share at the Parent Indemnification Share Price) plus the Contingent Payments.
Section 7.6                          Contribution. Each Participating Stockholder agrees that if any Escrow Shares are cancelled in respect of any obligation of such Participating Stockholder in satisfaction of a claim for indemnification for Losses made pursuant to Section 7.1(b), then (a) if any of the Escrow Shares are to be distributed to the Participating Stockholders, the allocation of the Escrow Shares among the Participating Stockholders shall be adjusted such that after such adjustment and distribution has been made, such Participating Stockholder will have been solely responsible for such Participating Stockholder’s obligation pursuant to Section 7.1(b); (b) if no Escrow Shares are distributed or there is a shortfall in distribution of such Escrow Shares after giving effect to clause (a) above, and any Contingent Payments are to be distributed to the Participating Stockholders (in their capacity as such), the allocation of the Contingent Payments among the Participating Stockholders shall be adjusted such that after such adjustment and distribution has been made, such Participating Stockholder will have been solely responsible for such Participating Stockholder’s obligation pursuant to Section 7.1(b); and (c) if after giving effect to clauses (a) and (b) above there is a shortfall in distribution of any Contingent Payments to Participating Stockholders (in there capacities as such), such Participating Stockholder shall immediately contribute immediately available funds to the other Participating Stockholder (based on each Participating Stockholder’s Participating Stockholder’s Pro Rata Percentage, without giving effect to the contributing Participating Stockholder’s Participating Stockholder Pro Rata Percentage), such that after such contribution has been made, such Participating Stockholder will have been solely responsible for such Participating Stockholder’s obligation pursuant to Section 7.1(b).
Section 7.7                              Exclusive Remedies; Specific Performance. Each Parent Indemnified Parties’ and Participating Stockholder Indemnified Parties’ sole and exclusive remedies arising out of, relating to, resulting from, or with respect to the subject matter of this Agreement or any each Transaction Document shall be pursuant to the indemnification provisions set forth in this Article VII; provided that nothing in this Section 7.7 shall limit any Parent Indemnified Party’s or Participating Stockholder Indemnified Party’s right to seek (a) any equitable relief to which any Parent Indemnified Party or Participating Stockholder Indemnified Party shall be entitled or (b) any remedy on account of any fraud (which will not be deemed to include any negligent misrepresentation, constructive fraud, or equitable fraud) or criminal activity on the part of the Company or any Participating Stockholder in the making of the representations and warranties set forth in Article III or Article IV, respectively.
ARTICLE VIII
Miscellaneous Provisions
Section 8.1                          Stockholders’ Representative.
(a)            In addition to the other rights and authority granted to the Stockholders’ Representative elsewhere in this Agreement, each Participating Stockholder, pursuant to his, her, or its Joinder, and each Carve-Out Participant, pursuant to his, her, or its Release

Agreement, irrevocably constitutes and appoints the Stockholders’ Representative as such Participating Stockholder’s or Carve-Out Plan Participant’s agent and attorney-in-fact for purposes of this Agreement, and consents to the taking by the Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Representative under this Agreement, including the authority to:
(i)            give and receive notices and communications on behalf of such Participating Stockholder or Carve-Out Plan Participant;
(ii)            agree to, negotiate and enter into settlements and compromises with respect to the Post-Closing Adjustment (if any) or any Contingent Payment (if any);
(iii)            authorize Escrow Agent to release to Parent all or part of the Escrow Fund in satisfaction of claims for indemnification by Parent Indemnified Parties pursuant to Article VII;
(iv)            litigate, arbitrate, settle, compromise, or comply with orders of courts or awards of arbitrators with respect to, such claims for indemnification;
(v)            agree to, negotiate and enter into settlements and compromises with respect to the Contingent Payments;
(vi)            execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other Transaction Document;
(vii)            engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholders’ Representative in complying with its duties and obligations; and
(viii)            take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing.
(b)            Shareholder Representative Services LLC hereby accepts its appointment as the Stockholders’ Representative for purposes of this Agreement. A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of the Participating Stockholders and Carve-Out Plan Participants and shall be final, binding and conclusive upon the Participating Stockholders and Carve-Out Plan Participants. Parent, and its Affiliates and Representatives shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement, and shall be entitled to rely conclusively, without further evidence of any kind whatsoever, on any document, instrument or certificate executed or purported to be executed on behalf of any Participating Stockholder or Carve-Out Plan Participant by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Participating Stockholder or Carve-Out Plan Participant by the Stockholders’ Representative, as fully binding upon such Participating Stockholder or Carve-Out Plan Participant.
(c)            The Participating Stockholders and Carve-Out Plan Participants agree that the provisions set forth in this Section 8.1 shall in no way impose any liability or obligation on Parent or the Company to any person for any acts done by them in accordance with a decision, act, consent or instruction of the Stockholders’ Representative, other than as explicitly set forth in this Agreement. In particular, notwithstanding in any case any notice received by Parent or the Company to the contrary, Parent and the Company shall be fully protected in relying upon and shall be entitled to rely upon actions, decisions and determinations of the Stockholders’ Representative, including actions, decisions and determinations with respect to the Administrative Expense Account and the Escrow Shares, and to assume that all actions, decisions and determinations of the Stockholders’ Representative are fully authorized and binding upon the Stockholders’ Representative, the Participating Stockholders and the Carve-Out Plan Participants.
(d)            If the Stockholders’ Representative is dissolved or resigns in writing as the Stockholders’ Representative (by written resignation delivered to Parent and the Majority Preferred Holders), then the Majority Preferred Holders shall designate another Person to serve as and become the Stockholders’ Representative for purposes of this Agreement.
(e)            As used herein, the term “SR Parties” means the Stockholders’ Representative and its Affiliates, and all of its and their respective Representatives. No SR Party shall be liable for any act done or omitted that is in any way related to the Stockholders’ Representative or its rights, duties or obligations, except in the case of willful misconduct by the Stockholders’ Representative. The Participating Stockholders and the Carve-Out Plan Participants shall jointly and severally indemnify the SR Parties and hold the SR Parties harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the SR Party, the Stockholders’ Representative will reimburse the Participating Stockholders and the Carve-Out Plan Participants the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Participating Stockholders, any such Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Administrative Expense Account, (ii) the balance of the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Participating Stockholders, and (iii) from any Contingent Payments at such time as any such amounts would otherwise be distributable to the Participating Stockholders; provided, that while this Section 8.1(e) allows the Stockholders’ Representative to be paid from the Administrative Expense Account, the Escrow Amount and the Contingent Payments, this does not relieve the Participating Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Participating Stockholders or otherwise. The Participating Stockholders and Carve-Out Plan Participants acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(f)                          The Stockholders’ Representative shall be entitled to rely upon any Order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Stockholders’ Representative be responsible for the validity or sufficiency of this Agreement. The Stockholders’ Representative may engage and consult with counsel and accountants of its own choosing with respect to any and all matters related to its duties under this Agreement, and may rely on the advice of such counsel or accountants, and shall not be liable to anyone for anything done, omitted or suffered by the Stockholders’ Representative based on such advice.
(g)            In furtherance of the payment of Representative Losses incurred by the Stockholders’ Representative in connection with its duties hereunder, the Stockholders’ Representative is hereby authorized and directed to receive the Administrative Expense Payment into, and to hold the funds in an account established by the Stockholders’ Representative (the “Administrative Expense Account”). The Participating Stockholders and Carve-Out Plan Participants will not receive any interest or earnings on the funds held in the Administrative Expense Account and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will not be liable for any loss of principal of the funds held in the Administrative Expense Account other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Participating Stockholders and Carve-Out Plan Participants agree that, to the extent available, the Stockholders’ Representative shall be entitled to draw against the Administrative Expense Account at any time and from time to time as and when (i) the Stockholders’ Representative incurs any Representative Losses, charges or expenses indemnified by the Participating Stockholders and Carve-Out Plan Participants as set forth in this Section 8.1(g), or (ii) necessary or appropriate to pay any costs and expenses reasonably incurred by the Stockholders’ Representative in the performance of its rights, duties or obligations in accordance with this Agreement. The Stockholders’ Representative shall be the administrator of the Administrative Expense Account, and shall have sole and absolute authority over the Administrative Expense Account to pay all Representative Losses, charges and expenses incurred in accordance with this Section 8.1(g).
(h)            Parent agrees that it shall, and shall cause the Company to, make available to the Stockholders’ Representative, at Parent’s expense, such records and personnel as may be reasonably required by the Stockholders’ Representative in order to permit the Stockholders’ Representative to perform its obligations hereunder and pursue the rights of the Participating Stockholders hereunder, and Parent agrees to preserve, and to cause the Company to preserve, all such records for a period of six years from Closing, or such longer period as may relate to the period for which a claim may be made under this Agreement and with respect to which such records may reasonably be expected to relate.
(i)            The Stockholders’ Representative may at any time as it may determine in its sole discretion, solicit the written approval, consent or instructions of the Participating Stockholders who held at least a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-if converted to Company Common Stock basis, immediately prior to Closing, and shall not be liable to anyone for anything done, omitted or suffered by the Stockholders’ Representative based on such approval, consent or instructions, or regarding which it obtains the consent or ratification of such majority holders at any time, including after the fact; provided, however, that (i) no such solicitation shall ever be required at any time, (ii) the Stockholders’ Representative may revoke any request for such approval, consent or instruction at any time, and (iii) the Stockholders’ Representative shall not be obligated to follow any such approval, consent or instruction, even if solicited or obtained.
(j)            The Stockholders’ Representative shall have the right to release any unused portion of the funds in the Administrative Expense Account to the Exchange Agent for further distribution to the Company Preferred Stockholders and Carve-Out Plan Participants at any time, and from time to time, in its sole discretion; provided, that it shall release all remaining portions of such unused amounts (less any amount it determines appropriate to continue to pursue or defend any claims then existing under this Agreement) upon the fulfillment of its duties hereunder. Any such amounts so released shall be delivered to the Exchange Agent for further distribution to the Company Preferred Stockholders and Carve-Out Plan Participants in accordance with their respective Pro Rata Percentages.
Section 8.2                          Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request prior to, at or after Closing for the purpose of carrying out or evidencing any of the Transactions.
Section 8.3                          Fees and Expenses. Except as set forth herein, each party hereto shall bear and pay all fees, costs and expenses, including legal fees and accounting fees, that have been incurred or that are incurred by such party in connection with the Transactions.
Section 8.4                          Waiver; Amendment. Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the parties.
Section 8.5                          Entire Agreement. This Agreement, the Confidentiality Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule and the documents and instruments and other agreements among the Parties referenced herein constitute the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter thereof.
Section 8.6                              Execution of Agreement; Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterparts.

Section 8.7                          Governing Law; Jurisdiction and Venue.
(a)            This Agreement, and any controversy directly or indirectly related to, arising out of, caused by, or resulting from this Agreement, shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles, provision, or rules of choice or conflicts of laws, whether of the State of California, State of Delaware, or any other jurisdiction).
(b)            Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Orange County, California. Each party:
(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Orange County, California (and each appellate court located in the State of California), in connection with any legal proceeding;
(ii)            agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 8.11 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;
(iii)            agrees that each state and federal court located in Orange County, California shall be deemed to be a convenient forum; and
(iv)            agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Orange County, California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
Section 8.8                          WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS.
Section 8.9                          Assignment and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Parent or any successor to Parent’s business, provided that no such assignment shall relieve Parent of any of its obligations to pay any consideration otherwise owing under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

Section 8.10                          Parties in Interest. Except for the provisions of Section 6.3 and Article VII, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).
Section 8.11                          Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed; in each case to the following addresses, facsimile numbers, or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, email address, or person as a party may designate by notice to the other parties):
If to Parent, Merger Sub, or the Company:	Lombard Medical Technologies Inc.
	Address:	5420 Laguna Canyon Road
Suite 260
Irvine, CA 92618
	Attn:	William J. Kullback, Chief Financial Officer
Fax: (949) 379-3760
Email: bill.kullback@lombardmedical.com
with a copy to:	Barnes & Thornburg LLP
	Address:	225 South Sixth Street
Suite 2800
Minneapolis, MN 55402-4662
	Attn:	Peter J. Ekberg, Esq.
Fax: (612) 333-6798
Email: peter.ekberg@btlaw.com
If to Representative:	SHAREHOLDER REPRESENTATIVE SERVICES LLC
	Address:	614 15th Street
Suite 200
Denver, CO 80202
Attn: Managing Director
Fax: (303) 623-0294
Email: deals@srsacquiom.com
with a copy to:	Perkins Coie LLP
	Address:	31 South Dearborn Street
Suite 1700
Chicago, IL 60603-5559
	Attn:	Bruce A. Zivian
Fax: (312) 324-9433
Email: bzivian@perkinscoie.com

Section 8.12                          Construction; Usage.
(a)            Interpretation. In this Agreement, unless a clear contrary intention appears:
(i)            the singular number includes the plural number and vice versa;
(ii)            reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii)            reference to any gender includes each other gender;
(iv)            reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v)            reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
(vi)            “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(vii)            “including” means including without limiting the generality of any description preceding such term; and
(viii)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b)            Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
(c)            Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(d)            Accounting Terms. Unless otherwise noted, all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 8.13                          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 8.14                          Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 8.15                          Schedules and Exhibits. The Schedules and Exhibits (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.
Section 8.16                          Legal Representation.
(a)            Each of the parties acknowledges that Perkins Coie LLP (“PC”) currently serves as counsel to (i) the Company, (ii) Representative, and (iii) any Company Stockholder in his, her, or its capacity as a Company Stockholder (“Residual Client”), including in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions. There may come a time, including after Closing, when the interests of Residual Client or Representative and the Company may no longer be aligned or when, for any reason, Residual Client, Representative, PC, or the Company believes that PC can or should no longer represent each of Residual Client or Representative and the Company. The parties understand and specifically agree that PC may withdraw from representing the Company and continue to represent any Company Stockholder or Representative, even if the interests of such Company Stockholder or Representative and the interests of the Company are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement, any Other Transaction Document or the Transactions, and even though PC may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or its Affiliates, and Parent and the Company hereby consents thereto and waives any conflict of interest arising therefrom.
(b)            Notwithstanding anything to the contrary contained herein, the parties intend that all communications at or prior to Closing between the Company and Residual Client (collectively, the “Company Group”) or any of them, on the one hand, and any of their attorneys, on the other hand, including all communications relating to the negotiation of the Transactions and any alternative transactions (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Company Group (the “Associated Rights”), will, from and after Closing, rest exclusively with Residual Client and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Parent or any of its Affiliates or any successor or assign of any of the foregoing (collectively, the “Parent Group”). Accordingly, the parties hereby agree that, as of immediately prior to Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to Residual Client, and (ii) no member of the Parent

 Group will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights. Without limiting the foregoing, the parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al. v. SIG Growth Equity Fund, I, LLLP, et al. (Civil Action No. 7905-CS, November 15, 2013) and desire to expressly exclude the Protected Communication and Associated Rights from the assets, rights, privileges and benefits of the Company that might otherwise be transferred or assigned to any member of the Parent Group by operation of law or otherwise.
(c)            Parent hereby agrees, on its own behalf and on behalf of the other members of the Parent Group, from and after Closing, that Residual Client (i) will have the right to take possession and control of all Protected Communication effectively as of Closing and (ii) if and to the extent Residual Client fails to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of their rights under this Section 8.16), Residual Client will have the right to access and copy, from time to time, any Protected Information in the possession or control of any member of the Parent Group from and after Closing, during normal business hours and on not less than 24 hours prior written notice, as Residual Client (as applicable) determines, in its sole discretion, may be necessary or desirable in connection with any post-Closing matter, whether or not such matter is known to any member of the Parent Group. If and to the extent that, at any time from and after Closing, any member of the Parent Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Parent Group will not, and will cause the other members of the Parent Group not to, waive such privilege or right of confidentiality without the prior written consent of Residual Client (which consent may be withheld, conditioned or delayed in its sole discretion).
[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PARENT:

Lombard Medical, Inc.

By:
Name: Simon Hubbert
Title: Chief Executive Officer

MERGER SUB:

Delta Merger Sub, Inc.

By:
Name: Simon Hubbert
Title: President

COMPANY:

Altura Medical, Inc.

By:
Name: G. Ray Martin, Ph.D.
Title: Chief Executive Officer

REPRESENTATIVE:

Shareholder Representative Services LLC

By:
Name:
Title:

EXHIBIT A
Certain Definitions
Section 1. Defined Terms. For purposes of the Agreement (including this Exhibit A):
“Abandon” or “Abandoned” means a resolution has been adopted by a majority of the board of directors of Parent approving and ordering the cessation of all development and commercialization activities of the Altura Technology for safety or efficacy reasons, and subject to satisfaction of each of the following provisions:
(i)            The Stockholders’ Representative shall have received, within two Business Days of such determination, written notice by Parent of the adoption of the resolutions described above by the board of directors of Parent, which shall include a summary of the basis for determining the existence of safety or efficacy issues with the Altura Technology in as much detail as shall be reasonably practicable;
(ii)            The Stockholders’ Representative may challenge the basis for such determination by delivering written notice thereof within 10 Business Days of its receipt of the notice set forth in clause (i) above;
(iii)            Parent and the Stockholders’ Representative shall use Commercially Reasonable Efforts to reach a mutual agreement with respect to such determination during the subsequent 10 Business Days; and
(iv)            If Parent and the Stockholders’ Representative fail to reach a mutual agreement within such period, Parent and the Stockholders’ Representative shall convene a panel (the “Panel”) at Parent’s expense of three qualified physicians (one of which shall be selected by Parent, one of which shall be selected by the Stockholders’ Representative, and one of which shall be jointly selected by Parent and the Stockholders’ Representative) within 10 Business Days to determine whether Parent’s or the Company’s, as applicable, cessation of development and commercialization of the Altura Technology for safety or efficacy reasons is reasonable. The determination by the Panel shall be binding on the parties. If such determination is that Parent’s or the Company’s, as applicable, cessation of development and commercialization of the Altura Technology for safety or efficacy reasons is not reasonable, then the development and commercialization of the Altura Technology shall not be deemed “Abandoned”.
(v)            Notwithstanding the foregoing, if at any time in the 24 month period following a Change of Control, either (A) the acquiring Person or Entity expends any amounts, other than reasonable and necessary wind-down costs, on research, development, sales, marketing, support, distribution, or regulatory approval, in any jurisdiction for the Altura Product, or (B) there are any sales of the Altura Product by Parent or any Affiliate of Parent, then the Altura Technology shall be retroactively deemed not Abandoned and Parent or the successor Entity following the Change of Control shall issue to the Company Stockholders such securities or cash that the Company Stockholders would have received as a result of the Change of Control pursuant to Section 2.4(c) if the Altura Technology had not been Abandoned prior to such Change of Control, except in the case subsequent to the Reversion described in 0.

“Acquisition Transaction” means any transaction or series of transactions involving:
(i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;
(ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or
(iii) any liquidation or dissolution of the Company.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Altura Product” means any endovascular stent graft comprising or incorporating (i) a braided stent frame with a ribbed graft, (ii) a substantially “D” or semi-circular cross-section, or (iii) reverse or retrograde deployment capability.
“Altura Technology” means the Company Intellectual Property (i) that is used to develop, make, manufacture or have made the Altura Product or (ii) upon which the Altura Product is based or derived, including, in the case of each of clauses (i) and (ii), related equipment, Intellectual Property, approvals from Regulatory Authorities, filings, books and records.
“Applicable Benefit Laws” means all Laws applicable to any Company Benefit Plan or ERISA Affiliate Plan.
“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Irvine, California.
“Carve-Out Plan” means the Company Management Carve-Out Plan adopted June 16, 2015 (as amended, modified, supplemented, or waived from time to time).
“Carve-Out Plan Participant” means a “Participant” as defined in the Carve-Out Plan.
“Change of Control” means the consummation of:
(i)            any merger, consolidation or similar transaction involving Parent or the Company in which Parent or the Company is not the surviving Entity; provided, however, that any such transaction shall not constitute a Change of Control if the holders of the outstanding voting securities of Parent or the Company immediately prior to such transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving Entity (or the parent of the surviving Entity) immediately after such transaction;

(ii)                                        any sale, transfer, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Parent or the Company; provided, however, that such sale, transfer or other disposition shall not constitute a Change of Control if the holders of the outstanding voting securities of Parent or the Company, as applicable, immediately prior to such transaction(s) receive as a distribution with respect to securities of Parent or the Company, as applicable, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the acquiring Entity (or the parent of the acquiring Entity) immediately after such transaction(s). In addition, a transfer of assets by Parent shall not constitute a Change of Control if the assets are transferred to (i) a shareholder of Parent in exchange for or with respect to the shareholder’s securities of Parent or (ii) an Entity, at least 50% or more of the total value or total voting power of which is owned, directly or indirectly, by Parent;
(iii)            any person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Parent or the Company possessing more than 50% of the total combined voting power of all outstanding securities of Parent or the Company;
(iv)            the shareholders of Parent or the Company approve any plan or proposal for the liquidation or dissolution of Parent or the Company, as applicable; provided, however, that a plan of liquidation shall not constitute a Change of Control if such plan of liquidation provides for all or substantially all of the assets of Parent or the Company, as applicable, to be transferred to an Entity in which the holders of the outstanding voting securities of Parent or the Company, as applicable, immediately prior to such liquidation hold or will hold immediately after such liquidation securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the acquiring Entity (or the parent of the acquiring Entity); or
(v)            any sale, transfer, exclusive license or other disposition (in one transaction or any series of related transactions) of all or any portion of the Altura Technology; other than any sale, transfer, exclusive license or other disposition (in one transaction or any series of related transactions) of all or any portion of the Altura Technology (a) pursuant to a Reversion as set forth in 0, or (b) to one or more Entities controlled by the Company Stockholders.
Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred with respect to the Company if (i) the acquirer in any of the transactions set forth in clauses (i), (ii), (iii) and (iv) is either Parent or a 100% owned subsidiary of Parent, or (ii) the Company no longer holds the Altura Technology because the Company previously transferred the Altura Technology to Parent, a 100% owned subsidiary of Parent or any other Entity.
“Closing Date Cash” means the sum of the aggregate amount of cash and cash equivalents of the Company determined in accordance with GAAP as of the close of business on date immediately preceding the Closing Date.
“Closing Merger Amount” means the net amount of (i) $15,000,000; plus (ii) the Closing Date Cash; minus (iii) the amount, if any, by which the sum of (A) the aggregate Closing Date Company Transaction and Legal Expenses plus (B) the Estimated Assumed Company Closing

Date Liabilities, exceeds $2,500,000; minus (iv) the amount, if any, by which the Closing Date Debt exceeds $5,500,000; minus (v) the Administrative Expense Payment; minus (vi) the Indemnification Escrow Amount.

“Closing Retention Bonus Payments” means the amounts payable to Employees with respect to retention bonuses or other non-ordinary compensation in connection with the Transactions, excluding liabilities of the Company under the Naga Severance Agreement.
“Commercially Reasonable Efforts” means those efforts which are consistent with the customary practices of the medical device industry for the development or commercialization of a comparable product at a similar stage of development.
“Commercially Reasonable Best Efforts” means commercial, technical and regulatory efforts which (a) are consistent with the commercially reasonable best customary practices of the medical device industry for the development, commercialization, marketing (including obtaining all necessary regulatory approvals) and sale of high value endovascular products at a similar stage of development, (b) are diligent and without undue delay, and (c) without limitation of the foregoing, include each of the following:
(i) to achieve U.S. regulatory and marketing approvals by December 31, 2020 and achieve Japanese regulatory and marketing approvals by December 31, 2021 (the “Marketing Approval Dates”), and maintain regulatory and marketing approvals in the European Union countries;
(ii) creating and maintaining sufficient production facilities, vendors and other necessary manufacturing resources to launch product sales within 60 days of regulatory approvals in each of the U.S., Japan and the European Market countries;
(iii) providing quarterly detailed reports of all such activities as are required above or otherwise undertaken following the Change of Control to a person or persons designated by the Stockholders’ Representative.
Failure to obtain a regulatory and marketing approval by the applicable Marketing Approval Date shall be excused in the event of: (i) a recall of the Altura Product related to clinical safety or efficacy, or (ii) failure to meet a primary safety or efficacy endpoint in an applicable clinical study with respect to the Altura Product.
“Company Benefit Plan” means each material Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained by the Company or to which the Company makes, or has an obligation to make, contributions with respect to which the Company has any liability or obligation.
“Company Capital Stock” means the Company Preferred Stock and the Company Common Stock.
“Company Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

“Company Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, changes, events, effects, occurrences or circumstances) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, condition (financial or otherwise), prospects, capitalization, assets, liabilities, operations or financial performance of the Company or (ii) the ability of the Company to consummate the Transactions or to perform any of its obligations under this Agreement or any other Transaction Document; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any changes (after Closing) in GAAP or applicable Laws, (B) any change or effect that results from changes affecting any of the industries in which the Company operates generally or the United States or worldwide economy generally, financial markets or political conditions (which changes in each case do not disproportionately affect the Company in any material respect), (C) any natural disaster or act of war (whether or not declared), armed hostilities, sabotage or terrorism or any escalation or worsening thereof, (D) any change or effect resulting from compliance with the terms and conditions of this Agreement, (E) any failure to meet internal forecasts or financial projections, or (F) any change or effect resulting from the announcement or pendency of the Merger, including loss of any employees, customers, suppliers, partners or distributors.
“Company Options” means all options to purchase shares of Company Common Stock issued and outstanding under the Company Stock Option Plan or under any stock option agreement.
“Company Preferred Stock” means the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock, the Company Series B Preferred Stock, and the Company Series S Preferred Stock.
“Company Preferred Stockholder” means a holder of Company Preferred Stock.
“Company Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.
“Company Series A-2 Preferred Stock” means the Company’s Series A-2 Preferred Stock, par value $0.0001 per share.
“Company Series A-3 Preferred Stock” means the Company’s Series A-3 Preferred Stock, par value $0.0001 per share.
“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.
“Company Series S Preferred Stock” means the Company’s Series S Preferred Stock, par value $0.0001 per share.
“Company Stockholder” means a holder of Company Capital Stock.

“Company Stock Option Plan” means the Company’s 2008 Stock Incentive Plan, as amended.
“Company Warrants” means all issued and outstanding warrants exercisable for shares of Company Capital Stock and listed on Section 3.5(b) of the Disclosure Schedule.
“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
“Core Representations” means the representations and warranties contained in Section 3.1 (Organization; Standing and Power; Subsidiaries); Section 3.3 (Authority; Binding Nature of Agreement); Section 3.4(a) (Absence of Restrictions and Conflicts); Section 3.5 (Capitalization); Section 3.14 (Intellectual Property); or Section 3.27 (Finder’s Fee).
“Data Room” means, collectively, (i) the virtual data room entitled “Altura Diligence - Lombard” hosted by Dropbox at dropbox.com and (ii) the virtual data room entitled “Altura Medical - Lombard” hosted by Intralinks at intralinks.com.
“Employee Benefit Plan” means with respect to any Person, each material plan, fund, program, agreement, arrangement or scheme, other than any plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, or consultants of such Person or the dependents of any of them (whether written or oral), with respect to which such Person has any liability or obligation, including (i) each material deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (ii) each material “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (iii) each material severance plan or agreement, and each other material plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (iv) each other material employee benefit plan, fund, program, agreement or arrangement.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any material restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Enrollment Completion Milestone” means the implantation of the Altura Product in the minimum number of patients required in an FDA approved clinical study.
“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” means any applicable federal, state, local or foreign Law relating to pollution or protection of human health (with respect to exposures to Materials of Environmental Concern) the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, but excluding the FDCA.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.
“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes, or has an obligation to make, contributions, or with respect to which such ERISA Affiliate has any liability or obligation.
“Escrow Agent” means Computershare Trust Company, N.A.
“Escrow Agreement” means that certain Escrow Agreement, to be dated as of the Closing Date, by and among Parent, the Company, the Escrow Agent, and the Stockholders’ Representative, in substantially the form attached hereto as Exhibit F, as amended, modified, supplemented, or waived from time to time.
“Escrow Amount” means $2,300,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means Computershare Trust Company, N.A.
“Exchange Agreement” means that certain Exchange Agreement, to be dated as of the Closing Date, by and among Parent and the Exchange Agent, in substantially the form attached hereto as Exhibit G, as amended, modified, supplemented, or waived from time to time
“FDA” means the United States Food and Drug Administration or any successor agency.
“Final Determination” means (i) a final, non-appealable determination by a court of competent jurisdiction, (ii) a final, binding and non-appealable ruling by an arbitrator or other

Person with similar authority, or (iii) a negotiated settlement agreement between Parent, on the one hand, and the Stockholders’ Representative, on the other hand.

“Final Regulatory Approval Milestone” means the receipt of approval to be market and sell any Altura Product in the United States from the FDA prior to the Earn-Out Deadline.
“FMLA” means the United States Family and Medical Leave Act.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government; or (iii) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
“Governmental Authorization” means any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“HMO” has the meaning set forth in Section 3.19(i).
“IDE Approval Milestone” means the approval by the FDA of an application for an investigational device exemption with respect to a clinical study with respect to any Altura Product.
“IDE Filing Milestone” means the acceptance by the FDA of an application for an investigational device exemption with respect to a clinical study with respect to any Altura Product.
“Indebtedness” means as to any Person, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred merger consideration of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such

Person; (vii) for any or all of the deferred merger consideration of property or services, including “earnout” or similar payments or noncompete payments owed or potentially owed by such Person, (viii) any liability of the type described in the preceding clauses (i) through (vi) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person; and (ix) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses associated with the prepayment of any Indebtedness of such Person. For certainty, in no event shall “Indebtedness” include Transaction Expenses or Legal Expenses.

“Indemnification Consideration” means the portion of the Escrow Amount that is distributed to Participating Stockholders pursuant to the Escrow Agreement.
“Indemnification Consideration Exchange Fund” means a fund to be held, invested (as applicable), and disbursed by the Exchange Agent, pursuant to Sections 2.8 and 2.10 and the Exchange Agreement.
“Indemnified Parties” means, as applicable, Parent Indemnified Parties or Participating Stockholder Indemnified Parties.
“Indemnifying Party” means, with respect to a particular matter, a party who is or may be required to provide indemnification to another Person under Article VII.
“Independent CPA” has the meaning set forth in Section 2.5.
“Initial Acquirer” means, with respect to any Change of Control, the acquirer of more than 50% of Parent’s or the Company’s outstanding voting securities or all or substantially all of the asset of Parent or the Company.
“Intellectual Property” means rights in or to: (i) inventions or concepts (whether patentable or unpatentable); (ii) patents and patent applications, patent disclosures, utility models, certificates of invention and industrial designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions and re-examinations and any application that claims priority to any of the foregoing; (iii) trade secrets, confidential business information, technical or commercial knowledge and manufacturing or business processes, methods and procedures; (iv) Trademarks; (v) domain names and domain name registrations; (vi) registered designs and design rights copyrights, copyright applications and registrations and renewals, neighboring rights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing); (vii) rights under licenses and consents in relation to any such thing; and (viii) all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.
“Knowledge of the Company” means the actual knowledge of G. Ray Martin, David Milne, or Karun D. Naga of a particular fact or other matter.
“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including

ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN, the Occupational Safety and Health Act of 1970, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including any health care legal requirement or related or similar statutes pertaining to any governmental programs or the regulations or requirements promulgated pursuant to any of such statutes.
“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).
“Legal Expenses” means the sum of all legal fees, costs and expenses that are incurred by or for the benefit of the Company in connection with the Transactions.
“Legal Proceeding” means any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Liquidation Amount” means, with respect to any Company Preferred Stockholder or Participating Stockholder, the aggregate sum of (i) the product of (A) the number of Series A-1 Shares held by such Company Preferred Stockholder or Participating Stockholder immediately prior to the Effective Time multiplied by (B) the Series A-1 Liquidation Amount; plus (ii) the product of (A) the number of Series A-2 Shares held by such Company Preferred Stockholder or Participating Stockholder immediately prior to the Effective Time multiplied by (B) the Series A-2 Liquidation Amount; plus (iii) the product of (A) the number of Series A-3 Shares held by such Company Preferred Stockholder or Participating Stockholder immediately prior to the Effective Time multiplied by (B) the Series A-3 Liquidation Amount; plus (iv) the product of (A) the number of Series B Shares held by such Company Preferred Stockholder or Participating Stockholder immediately prior to the Effective Time multiplied by (B) the Series B Liquidation Amount; plus (v) the product of (A) the number of Series S Shares held by such Company Preferred Stockholder or Participating Stockholder immediately prior to the Effective Time multiplied by (B) the Series S Liquidation Amount.
“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.

“Majority Preferred Holders” means the Participating Stockholders who held at least a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-if converted to Company Common Stock basis, immediately prior to Closing.
“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substances that are now or hereafter regulated by any Environmental Law or that are otherwise a danger to health, reproduction or the environment.
“Merger Consideration Exchange Fund” means a fund to be held, invested (as applicable), and disbursed by the Exchange Agent, pursuant to Sections 2.3, 2.4, and 2.8 and the Exchange Agreement.
“Merger Sub Organizational Documents” means the certificate of incorporation and the bylaws, including all amendments thereto, of Merger Sub.
“Modified Interest” means, with respect to any Carve-Out Plan Participant, such Carve-Out Plan Participant’s Interest (as defined in the Carve-Out Plan) as adjusted by the Administrator (as defined in the Carve-Out Plan) to account for such Carve-Out Plan Participant’s Equity Offset (as defined in the Carve-Out Plan), if any.
“NASDAQ” means The NASDAQ Global Market.
“NLRB” means the United States National Labor Relations Board.
“Order” means any decree, permanent injunction, order or similar action.
“Parent Indemnification Share Price” means the greater of (i) the Parent Closing Share Price and (ii) the volume-weighted average per share closing price of the Parent Ordinary Shares on the NASDAQ Global Market for the 20 consecutive trading days ending on the trading day immediately preceding the applicable date of distribution or cancellation of Escrow Shares.
“Parent Indemnified Parties” means the following Persons: (i) Parent; (ii) Merger Sub; (iii) Parent’s and Merger Sub’s current and future Affiliates (including the Company); (iv) the respective Representatives of the Persons referred to in clauses (i), (ii), and (iii) above; and (v) the respective successors and assigns of the Persons referred to in clauses (i), (ii), (iii), and (iv) above.
“Parent Ordinary Shares” means the Parent’s ordinary shares, $0.01 par value per share.
“Parent Organizational Documents” means the certificate of incorporation and the bylaws, including all amendments thereto, of Parent.
“Partial Regulatory Milestone” means each of the IDE Filing Milestone, the IDE Approval Milestone, the Trial Commencement Milestone, the Enrollment Completion Milestone, the Regulatory Filing Milestone, and the Final Regulatory Approval Milestone.

“Partial Regulatory Milestone Payment” means an amount, payable in cash, equal to (i) with respect to the IDE Filing Milestone, $1,000,000; (ii) with respect to the IDE Approval Milestone, $1,000,000; (iii) with respect to the Trial Commencement Milestone, $2,000,000; (iv) with respect to the Enrollment Completion Milestone, $2,000,000; (v) with respect to the Regulatory Filing Milestone, $2,000,000; and (vi) with respect to the Final Regulatory Approval Milestone, $4,500,000.
“Partial Revenue Milestone Payment” means an amount, payable in cash, equal to the sum of (i) $5,000,000 plus (ii) the trailing 12-month Revenue as of the Non-Qualifying Change of Control, up to a total of $15,000,000.
“Participating Stockholder Indemnified Parties” means the following Persons: (i) each Participating Stockholder; (ii) each Participating Stockholder’s current and future Affiliates; (iii) the respective Representatives of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii), and (iii) above.
“Participating Stockholder Pro Rata Percentage” means, with respect to any Participating Stockholder, the quotient (expressed as a percentage) obtained by dividing (i) such Participating Stockholder’s Liquidation Amount by (ii) the aggregate sum of every Participating Stockholder’s Liquidation Amount.
“Permitted Encumbrance” means any (i) Encumbrance for Taxes not yet delinquent (excluding Encumbrances arising under ERISA or the Code) or which are being contested in good faith by appropriate proceedings; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent; (iii) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (B) have a material effect on the value thereof or its use, or (C) would impair the ability of such parcel to be sold for its present use; (iv) liens imposed on the underlying fee interest in leased property; and (v) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements.
“Person” means any individual, Entity, trust, Governmental Authority or other organization.
“Pro Rata Percentage” means, (i) with respect to any Company Preferred Stockholder, the product (expressed as a percentage) of (A) 89.5% multiplied by (B) the quotient of (1) such Company Preferred Stockholder’s Liquidation Amount divided by (2) the aggregate sum of every Company Preferred Stockholder’s Liquidation Amount, and (ii) with respect to any Carve-Out Plan Participant, the product (expressed as a percentage) of (A) 10.5% multiplied by (B) such Carve-Out Plan Participant’s Modified Interest.
“Registered Intellectual Property” means any (i) patents and patent applications (including provisional applications), (ii) registered trademarks and applications to register trademarks (including intent-to-use applications), (iii) registered copyrights and applications for copyright registration, (iv) domain names and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Regulatory Authority” means the FDA and any other federal, state, local or foreign Governmental Authority that is concerned with the testing, review, approval, marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of medical devices, but excluding Governmental Authorities that regulate Environmental Laws.
“Regulatory Filing Milestone” means the acceptance by the FDA of a submission for, as applicable, premarket notification (510(k)) clearance or premarket approval with respect to any Altura Product.
“Related Party” means (i) each individual who is, or who has at any time been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.
“Release” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.
“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and authorized representatives of such Person.
“Revenue” means gross income of Parent or any of its subsidiaries resulting from the sale of Altura Products, determined in accordance with GAAP but applied and calculated in a manner consistent with revenue calculation derived from Parent’s consolidated financial statements for the most recent fiscal year end.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A-1 Liquidation Amount” means the Series A-1 Liquidation Amount (as defined in the Company Certificate of Incorporation).
“Series A-1 Share” means a share of the Company Series A-1 Preferred Stock.
“Series A-2 Liquidation Amount” means the Series A-2 Liquidation Amount (as defined in the Company Certificate of Incorporation).
“Series A-2 Share” means a share of the Company Series A-2 Preferred Stock.

“Series A-3 Liquidation Amount” means the Series A-3 Liquidation Amount (as defined in the Company Certificate of Incorporation).
“Series A-3 Share” means a share of the Company Series A-3 Preferred Stock.
“Series B Liquidation Amount” means the Series B Liquidation Amount (as defined in the Company Certificate of Incorporation).
“Series B Share” means a share of the Company Series B Preferred Stock.
“Series S Liquidation Amount” means the Series S Liquidation Amount (as defined in the Company Certificate of Incorporation).
“Series S Share” means a share of the Company Series S Preferred Stock.
“Subsequent Event” means the occurrence or existence, following a Non-Qualifying Change of Control, of any of the following:
(i)            a Change of Control of the Initial Acquirer;
(ii)            any uncured breach of Parent’s obligations to Company Stockholders herein;
(iii)            an involuntary case against the Initial Acquirer under any applicable bankruptcy or insolvency law commences and is not dismissed on or before the 45th day after its commencement;
(iv)            a court with proper jurisdiction enters a decree or order for relief against the Initial Acquirer in an involuntary case under any applicable bankruptcy or insolvency law, which decree or order remains undismissed, undischarged, unbonded or unstayed for a period of 45 days;
(v)            a court with proper jurisdiction appoints a receiver, liquidator, custodian or trustee for the Initial Acquirer or for any substantial part of the Initial Acquirer’s property with respect to the winding up or liquidation of the Initial Acquirer’s affairs, which appointment remains undismissed, undischarged, unbonded or unstayed for a period of 45 days;
(vi)            the Initial Acquirer commences a voluntary case under any applicable bankruptcy or insolvency law, makes a general assignment for the benefit of the Initial Acquirer’s creditors, consents to the appointment of a receiver, liquidator, custodian or trustee for the Initial Acquirer or for any substantial part of the Initial Acquirer’s property, or consents to the entry of an order for relief against the Initial Acquirer in an involuntary case under any applicable bankruptcy or insolvency law;
(vii)            the Abandonment by the Initial Acquirer or Parent of the Altura Technology;

(viii)                                        the Initial Acquirer’s ownership or distribution at the time of the Change in Control of any product or platform that competes with any Altura Product and that generated allocable revenue of at least $10,000,000 in the Initial Acquirer’s most recent completed fiscal year prior to the Change in Control; or
(ix)            the Initial Acquirer sells all or substantially all of the business, assets or revenues related to Altura Products as in effect at the time of the Non-Qualifying Change of Control.
“Subsidiary” means an Entity of which another Person directly or indirectly (i) has the power to direct the management or policies of such Entity or (ii) owns, beneficially or of record, (A) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (B) at least 50% of the outstanding equity or financial interests of such Entity.
“Supplier” means any supplier of goods or services to which the Company paid more than $100,000 in the aggregate during the 12-month period ended December 31, 2014 or expects to pay more than $100,000 in the aggregate during the 12-month period ended December 31, 2015.
“Tax” means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee in the nature of taxes, including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group, and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Trademarks” means trademarks (whether registered or not), service marks, trade dress, logos, slogans, trade names, service names, corporate and business names, and all applications, registrations and renewals therefor, and all goodwill associated therewith.
“Transaction Documents” means this Agreement, the Certificate of Merger, and all other Contracts (including the Escrow Agreement, the Exchange Agreement and the Lockup Agreement) and documents, certificates, agreements, exhibits or schedules to be executed and delivered by a party in connection with Closing.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.
“Trial Commencement Milestone” means the implantation of the Altura Product in the 10th patient enrolled in an FDA approved clinical study with respect to any Altura Product.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and similar state Laws.

Section 2. Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the page hereof in which such term is defined:

Administrative Expense Account	60
Administrative Expense Payment	6
Agreement	1
Associated Rights	65
Assumed Company Closing Date Liabilities	6
Assumed Company Closing Date Liabilities Cap	6
Assumed Company Closing Date Liabilities Certificate	7
Audited 2014 Company Financial Statements	22
Balance Sheet	22
Canaccord	5
Canaccord Agreement	5
Certificate of Merger	2
Closing	2
Closing Date	2
Closing Date Company Transaction and Legal Expenses	5
Closing Date Company Transaction Expenses	5
Closing Date Legal Expenses	5
Closing Date SVB Debt	5
Closing Merger Consideration	4
Closing Merger Shares	4
Closing Spreadsheet	6
Company	1
Company Board Approval	1
Company Certificate of Incorporation	18
Company Contract	29
Company Financial Statements	22
Company Group	65
Company Indemnified Persons	48
Company Insured Persons	48
Company Intellectual Property	28
Company Minute Books	18
Company Organizational Documents	18
Company Participants	49
Company Preferred Stock Certificates	14
Company Rights	21
Company Stockholder Consent	1
Contingent Payment	8
Contingent Payments	8
Deductible Amount	55
DGCL	2
Disclosure Schedule	17
Disputed Item	13
Dissenting Shares	16
Earn-Out Deadline	8
Effective Time	2
Employee	24
Enforceability Exceptions	19
Escrow Fund	4
Escrow Period	16
Escrow Shares	4
Estimated Assumed Company Closing Date Liabilities	7
Estimated Assumed Company Closing Date Liabilities Certificate	7
Extra-Contractual Statements	50
FDCA	32
Final Expenses Certificate	7
HMO	37
Independent CPA	13
Joinder	1
Leases	26
License Contracts	28
Lock-Up Agreement	4
Martin Severance Agreement	5
MDD	32
Medical Device	33
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Merger Sub Stockholder Consent	1
Naga Severance Agreement	5
Non-Qualifying Change of Control	11
Non-Qualifying Change of Control Certificate	11
Other Transactions	1
Panel	1
Parent	1
Parent and Merger Sub Board Approval	1
Parent Closing Share Price	4
Parent Group	65
Parent Held Securities	4
Parent Options	45
Parent Plans	49
Parent SEC Documents	45
Parent Stock Certificates	4
Partial Regulatory Milestone Certificate	12
Participating Stockholder	1
PC	65
Post-Closing Adjustment	8
Protected Communication	65
Qualifying Change of Control	11
Qualifying Change of Control Certificate	11
Qualifying Territories	11
Quarterly Revenue Statement	9
Registration Statement	46
Regulatory Milestone Certificate	10
Regulatory Milestone Contingent Payment	10
Regulatory Milestones	10
Representative Losses	59
Residual Client	65
Revenue Milestone	9
Revenue Milestone Certificate	9
Revenue Milestone Contingent Payment	9
Review Period	8
SR Parties	59
Statement of Objections	8
Stockholder Certificate	46
Stockholders’ Representative	1
Subsequent Event Certificate	12
Surviving Corporation	2
Third-Party Claim	54
Transactions	1
Unaudited Interim Balance Sheet	22